                                                                   EXHIBIT 10.29


                           REVOLVING CREDIT AGREEMENT


                                     among

                                SOUTHDOWN, INC.,
                                    Borrower

                 WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION
                     Administrative Agent and Lead Arranger

                             SUNTRUST BANK, ATLANTA
                               Syndication Agent

                            THE BANK OF NOVA SCOTIA
                              Documentation Agent

                                      and

                            THE BANKS NAMED HEREIN,
                                     Banks

                                  $250,000,000

                         DATED AS OF DECEMBER 17, 1999

                               TABLE OF CONTENTS

                                                                              Page
SECTION 1 DEFINITIONS AND TERMS  ..........................................    1

     1.1  Definitions .....................................................    1

     1.2  Number and Gender of Words; Other References ....................   12

     1.3  Accounting Principles ...........................................   12

SECTION 2 BORROWING PROVISIONS ............................................   12

     2.1  Commitment ......................................................   12

     2.2  Termination of Commitment .......................................   12

     2.3  Borrowing Procedure .............................................   13

SECTION 3 TERMS OF PAYMENT ................................................   13

     3.1  Loan Accounts, Notes, and Payments ..............................   13

     3.2  Interest and Principal Payments .................................   14

     3.3  Interest Options ................................................   15

     3.4  Quotation of Rates. .............................................   15

     3.5  Default Rate ....................................................   15

     3.6  Interest Recapture ..............................................   15

     3.7  Interest Calculations  ..........................................   15

     3.8  Maximum Rate  ...................................................   16

     3.9  Interest Periods ................................................   17

     3.10 Conversions  ....................................................   17

     3.11 Order of Application. ...........................................   18

     3.12 Sharing of Payments, Etc. .......................................   18

     3.13 Offset ..........................................................   18

     3.14 Booking Borrowings ..............................................   18

SECTION 4 CHANGE IN CIRCUMSTANCES .........................................   19

     4.1  Increased Cost and Reduced Return ...............................   19

     4.2  Limitation on Types of Loans ....................................   20

     4.3  Illegality  .....................................................   21

     4.4  Treatment of Affected Loans  ....................................   21

     4.5  Replacement of Banks ............................................   21

     4.6  Taxes  ..........................................................   22

     4.7  Funding Losses ..................................................   23

     4.8  Additional Interest on Eurodollar Rate Borrowings ...............   23

SECTION 5 FEES.............................................................   24

     5.1  Treatment of Fees ...............................................   24

     5.2  Fees of Administrative Agent ....................................   24

     5.3  Commitment Fee  .................................................   24

SECTION 6 CONDITIONS PRECEDENT  ...........................................   24

     6.1  Conditions Precedent to Initial Borrowings ......................   24

          (a) The Agreement  ..............................................   24

          (b) Notes  ......................................................   24

          (c) Articles of Incorporation  ..................................   24

                                                      REVOLVING CREDIT AGREEMENT

          (d) Bylaws. .....................................................     25

          (e) Good Standing and Authority .................................     25

          (f) Incumbency ..................................................     25

          (g) Resolutions .................................................     25

          (h) Certificate Regarding Closing ...............................     25

          (i) Opinion of Counsel to the Borrower ..........................     25

          (j) Payment of Fees and Expenses ................................     25

          (k) Current Financials ..........................................     25

          (l) Sixth Amendment to Existing Credit Agreement ................     26

          (m) Other. ......................................................     26

     6.2  Conditions Precedent to Each Borrowing ..........................     26

SECTION 7 REPRESENTATIONS AND WARRANTIES ..................................     26

     7.1  Financial Condition .............................................     26

     7.2  No Change .......................................................     26

     7.3  Corporate Existence; Compliance with Law ........................     26

     7.4  Corporate Power; Authorization; Enforceable Obligations. ........     27

     7.5  No Legal Bar; No Contravention ..................................     27

     7.6  No Material Litigation ..........................................     27

     7.7  No Default.......................................................     27

     7.8  Ownership of Property; Liens ....................................     27

     7.9  Taxes ...........................................................     27

     7.10 Federal Regulations .............................................     28

     7.11 Compliance with ERISA ...........................................     28

     7.12 Investment Company Act, etc .....................................     29

     7.13 Environmental Matters ...........................................     29

     7.14 Year 2000 Compliance ............................................     29

     7.15 Purpose of Facility .............................................     30

     7.16 Pari Passu Obligations; Senior Indebtedness .....................     30

     7.17 Full Disclosure .................................................     30

SECTION 8 COVENANTS .......................................................     30

     8.1  Financial Statements ............................................     30

     8.2  Certificates; Other Information .................................     31

     8.3  Payment of Obligations ..........................................     31

     8.4  Conduct of Business and Maintenance of Existence ................     31

     8.5  Maintenance of Property; Insurance ..............................     32

     8.6  Inspection of Property; Books and Records; Discussions ..........     32

     8.7  Notices .........................................................     32

     8.8  Year 2000 Compliance ............................................     33

     8.9  Compliance with Laws ............................................     33

     8.10 Limitation on Liens .............................................     33

     8.11 Prohibition of Fundamental Changes ..............................     34

     8.12 Subsidiary Debt..................................................     35

     8.13 Subsidiary Dividends ............................................     35

     8.14 Compliance with ERISA. ..........................................     36

     8.15 Assignment. .....................................................     37

     8.16 Financial Covenants. ............................................     37

          (a) Leverage Ratio ..............................................     37

                                                      Revolving Credit Agreement
                                      (ii)

          (b) Consolidated Net Worth .....................................    37

          (c) Interest Coverage Ratio ....................................    37

     8.17  Transactions with Affiliates ..................................    37

SECTION 9  EVENT OF DEFAULT ..............................................    37

     9.1   Payment of Obligation .........................................    37

     9.2   Misrepresentation .............................................    38

     9.3   Covenants .....................................................    38

     9.4   Default Under Other Debt ......................................    38

     9.5   Debtor Relief .................................................    38

     9.6   Attachment ....................................................    38

     9.7   Employee Benefit Plans. .......................................    38

     9.8   Judgments .....................................................    39

     9.9   Change of Control .............................................    39

SECTION 10 RIGHTS AND REMEDIES. ..........................................    39

     10.1  Remedies Upon Event of Default. ...............................    39

     10.2  Borrower Waivers. .............................................    40

     10.3  Performance by Administrative Agent ...........................    40

     10.4  Delegation of Duties and Rights ...............................    40

     10.5  Not in Control ................................................    40

     10.6  Course of Dealing .............................................    41

     10.7  Cumulative Rights .............................................    41

     10.8  Application of Proceeds .......................................    41

     10.9  Limitation of Rights ..........................................    41

     10.10 Expenditures by Banks. ........................................    41

     10.11 Indemnification ...............................................    42

SECTION 11 AGREEMENT AMONG BANKS. ........................................    42

     11.1  Administrative Agent. .........................................    42

     11.2  Expenses ......................................................    44

     11.3  Proportionate Absorption of Losses ............................    44

     11.4  Delegation of Duties; Reliance ................................    44

     11.5  Limitation of Liability. ......................................    44

     11.6  Event of Default; Collateral ..................................    45

     11.7  Limitation of Liability .......................................    46

     11.8  Relationship of Banks .........................................    46

     11.9  Benefits of Agreement. ........................................    46

     11.10 Agents; Arranger. .............................................    46

     11.11 Obligation Several ............................................    46

SECTION 12 MISCELLANEOUS .................................................    46

     12.1  Headings ......................................................    46

     12.2  Nonbusiness Days ..............................................    46

     12.3  Communications. ...............................................    46

     12.4  Form and Number of Documents ..................................    47

     12.5  Exceptions to Covenants .......................................    47

     12.6  Survival ......................................................    47

     12.7  Governing Law. ................................................    47

                                                      REVOLVING CREDIT AGREEMENT
                                     (iii)

     12.8  Invalid Provisions .............................................     47

     12.9  Entirety. ......................................................     47

     12.10 Jurisdiction; Venue; Service of Process; Jury Trial ...........      48

     12.11 Amendments, Consents, Conflicts, and Waivers. .................      48

     12.12 Multiple Counterparts .........................................      49

     12.13 Successors and Assigns; Assignments and Participations ........      49

     12.14 Discharge Only Upon Payment in Full; Reinstatement in Certain
           Circumstances .................................................      52

     12.15 Confidentiality. ..............................................      52

     12.16 Representations of Banks. .....................................      52

SCHEDULES

Schedule 2.1   -    Banks and Committed Sums

EXHIBITS

Exhibit A      -    Form of Note

Exhibit B-1    -    Form of Notice of Borrowing

Exhibit B-2    -    Form of Notice of Conversion

Exhibit C      -    Form of Compliance Certificate

Exhibit D      -    Form of Assignment and Acceptance Agreement

Exhibit E      -    Form of Opinion of Borrower's Counsel



                                                      REVOLVING CREDIT AGREEMENT
                                      (iv)

                           REVOLVING CREDIT AGREEMENT

         THIS AGREEMENT is entered into as of December 17, 1999, among SOUTHDOWN, INC., a Louisiana corporation ("BORROWER"), Banks (hereinafter defined) and WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION, as a Bank and as Administrative Agent (hereinafter defined) for itself and the other Banks, as hereinafter defined.

                                    RECITALS

         A. Borrower has requested that Banks extend credit to Borrower, providing for a revolving loan facility in the aggregate principal amount of $250,000,000, for working capital and general corporate purposes (including, repurchasing Borrower's subordinated notes and Borrower's common stock).

         B. Upon and subject to the terms and conditions of this Agreement, Banks are willing to extend such credit to Borrower.

         Accordingly, in consideration of the mutual covenants contained herein, Borrower, Administrative Agent and Banks agree as follows:

SECTION 1 DEFINITIONS AND TERMS.

         1.1  Definitions. As used herein:

         ACQUIRED INDEBTEDNESS means Debt of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with the acquisition of assets from such Person, and not incurred in connection with, or anticipation of, such Person becoming a Subsidiary or such acquisition.

         ADMINISTRATIVE AGENT means Wells Fargo Bank (Texas), National Association, and its permitted successor or successors as administrative agent for Banks under this Agreement.

         AFFILIATE of any Person means any other individual or entity who directly or indirectly controls, or is controlled by, or is under common control with, such Person, and, for purposes of this definition only, "control," "controlled by," and "under common control with" mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract, or otherwise).

         AGENTS means, collectively, the Administrative Agent and any other agent that may now or hereafter be named as an agent for the Banks.

         AGREEMENT means this Revolving Credit Agreement (as the same may hereafter be amended, modified, supplemented, or restated from time to time).

         APPLICABLE LENDING OFFICE means, for each Bank and for each Type of Borrowing, the "Lending Office" of such Bank (or an affiliate of such Bank) designated on Schedule 2.1 attached hereto or such other office that such Bank (or an affiliate of such Bank) may from time to time specify to Administrative Agent and Borrower by written notice in accordance with the terms hereof.

         APPLICABLE MARGIN means the percentage set forth in the table below for the Type of Borrowing or commitment fees (as the case may be) which corresponds to Borrower's Leverage Ratio:


                                                      REVOLVING CREDIT AGREEMENT

                                                      APPLICABLE MARGIN

                                  COMMITMENT                EURODOLLAR          BASE RATE
      LEVERAGE RATIO                 FEE                  RATE BORROWINGS       BORROWINGS
-------------------------       ---------------           ---------------       ----------
        Category 1                        .375%                    1.50%              .25%
greater than or equal to
         2.5:1.0

        Category 2                         .30%                    1.25%             0.00%
less than 2.5:1.0 but
greater than or equal to
        1.75:1.0

        Category 3                         .25%                    1.00%             0.00%
less than 1.75:1.0 but
greater than or equal to
         1.0:1.0

        Category 4                         .25%                     .75%             0.00%
      less than 1.0


         The Applicable Margin shall be based upon the Borrower's Leverage Ratio which will be calculated quarterly as at the end of each fiscal quarter of the Borrower based upon the four (4) immediately preceding fiscal quarters, including the quarter then ended. The Applicable Margin shall be redetermined quarterly as of the date Administrative Agent is scheduled to receive quarterly financial statements pursuant to SECTION 8.1 hereof (or in the case of the fourth fiscal quarter in each fiscal year, a certification by the chief financial officer or treasurer of Borrower).

         ARRANGER means Wells Fargo.

         ASSIGNMENT AND ACCEPTANCE is defined in SECTION 12.13.

         BANKS means, on any date of determination, the financial institutions named on SCHEDULE 2.1 (as the same may be amended from time to time by Administrative Agent to reflect the assignments made in accordance with Section 12.13(c) of this Agreement), and subject to the terms and conditions of this Agreement, their respective successors and assigns, but not any Participant who is not otherwise a party to this Agreement.

         BASE LIBOR RATE means the average of the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurocurrency market on the second Business Day prior to the commencement of an Interest Period at or about 11:00 A.M. (London time), for delivery on the first day of such Interest Period, for a term comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period shall apply.

         BASE RATE means, for any day, the rate per annum equal to the higher of
(a) the Federal Funds Rate for such day plus one-half of one percent (.5%) and
(b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.



                                                      REVOLVING CREDIT AGREEMENT

         BASE RATE BORROWING means a Borrowing bearing interest at the sum of the Base Rate plus the Applicable Margin for Base Rate Borrowings.

         BORROWER is defined in the preamble to this Agreement and includes any permitted successors of Borrower.

         BORROWING means any amount disbursed by one or more Banks to Borrower under the Loan Documents, whether such amount constitutes an original disbursement of funds or the continuation of an amount outstanding.

         BORROWING DATE is defined in SECTION 2.3(a).

         BUSINESS DAY means (a) for all purposes, any day other than Saturday, Sunday, and any other day on which commercial banking institutions are required or authorized by Law to be closed in Houston, Texas, San Francisco, California or New York, New York, and (b) in addition to the foregoing, in respect of any Eurodollar Rate Borrowing, a day on which dealings in United States dollars are conducted in the London interbank market and commercial banks are open for international business in London.

         CAPITAL LEASE means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP.

         CAPITAL STOCK of any Person means any and all shares, interests, participations, or other equivalents (however designated) of, or rights, warrants, or options to purchase, corporate stock or any other equity interest (however designated) of or in such Person.

         CHANGE OF CONTROL means and refers to the occurrence of one or more of the following events: (a) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Borrower to any Person or related group for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof, (b) the shareholders of Borrower shall approve any plan or proposal for the liquidation or dissolution of Borrower (other than a liquidation or dissolution pursuant to a Reincorporation Merger), (c) any Person or Group, together with any Affiliates thereof, shall, as a result of a tender or exchange offer, a merger, consolidation or similar transaction, open market purchases, privately negotiated purchases, or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Borrower representing at least thirty percent (30%) of the Voting Stock of Borrower, or (d) a majority of the members of the Board of Directors shall not constitute Continuing Directors. For purposes of this definition, "Board of Directors" does not include any committee thereof.

         CLOSING DATE means the date upon which this Agreement has been executed by Borrower, Banks, and Administrative Agent and all conditions precedent specified in SECTION 6.1 have been satisfied or waived.

         CODE means the Internal Revenue Code of 1986, as amended, together with rules and regulations promulgated thereunder.

         COMMITMENT means an amount (subject to reduction or cancellation as herein provided) equal to $250,000,000.

         COMMITMENT USAGE means, at the time of any determination thereof, the aggregate Principal Debt.



                                                      REVOLVING CREDIT AGREEMENT

         COMMITTED SUM means, as the case may be, the amount stated beside each Bank's name on the most-recently amended SCHEDULE 2.1 to the Agreement (which amount is subject to increase, reduction, or cancellation in accordance with this Agreement).

         COMPANIES means, at any date of determination thereof, Borrower and each of its Subsidiaries, and "COMPANY" means any of the Companies.

         COMPLIANCE CERTIFICATE means a certificate signed by a Responsible Officer, substantially in the form of EXHIBIT C.

         CONSEQUENTIAL LOSS means any loss or expense (excluding loss of profits) which any Bank may incur in respect of a Eurodollar Rate Borrowing as a consequence of (a) any failure or refusal of Borrower to accept or utilize such Borrowing after Borrower shall have requested it under this Agreement, or (b) any prepayment or payment of such Borrowing or conversion of such Borrowing to a Borrowing of another Type, in each case, prior to the last day of the Interest Period therefor.

         CONSOLIDATED DEBT means Debt of Borrower and its Consolidated Subsidiaries.

         CONSOLIDATED EBITDA means, for the relevant period, the sum of: (a) the Consolidated Net Income for such period, (b) Consolidated Interest Expense, (c) all taxes measured by income to the extent included in the determination of such Consolidated Net Income and (d) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind for such period to the extent included in the determination of such Consolidated Net Income for the relevant period; provided, however, that Consolidated Net Income shall be computed for the purposes of this definition (i) without regard to non-recurring costs incurred in connection with any acquisition or non-cash write-ups and write-downs, and (ii) without giving effect to extraordinary losses or extraordinary gains for such period.

         CONSOLIDATED INTEREST EXPENSE means, for the relevant period, for Borrower and its Subsidiaries, without duplication, the amount of all costs, fees and expenses paid by Borrower and its Subsidiaries in such period which are classified as interest expense on the consolidated financial statements of Borrower and its Subsidiaries, all determined in accordance with GAAP.

         CONSOLIDATED NET INCOME means, for any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period taken as a single accounting period determined in accordance with GAAP.

         CONSOLIDATED NET WORTH means, on any date of determination, all amounts that would be included under shareholders' equity on a consolidated balance sheet of Borrower as determined in accordance with GAAP.

         CONSOLIDATED SUBSIDIARY means, at any date any Subsidiary or other entity the accounts of which are consolidated with Borrower in its consolidated financial statements prepared in accordance with GAAP.

         CONTINUING DIRECTOR means and refers to (a) any member of Borrower's board of directors who was a director of Borrower on the Closing Date, and (b) any person who becomes a member of the board of directors after the Closing Date if such person was appointed or nominated for election to the board of directors by a majority of the Continuing Directors, but excluding any such person originally proposed for election in opposition to the Continuing Directors in an actual or threatened election contest relating to the election of the directors of Borrower (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.



                                                      REVOLVING CREDIT AGREEMENT

         CONTRACTUAL OBLIGATION means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or undertaking to which such Person is a party or by which it or any of its property is bound.

         CURRENT FINANCIALS means, at the time of any determination thereof, the more recently delivered to Banks of either (a) the consolidated Financial Statements of Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 1998, and the nine-month period ended September 30, 1999; or
(b) the Financial Statements required to be delivered under SECTIONS 8.1(a) or 8.1(b), as the case may be.

         DEBT means (without duplication), for any Person, the sum of the following: (a) all liabilities, obligations, and indebtedness of such Person which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities in respect of (i) money borrowed, including, without limitation, the Principal Debt, (ii) obligations of such Person under Capital Leases, (iii) obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations, and obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and deferred federal and state income taxes), and (iv) all non-contingent obligations (and, for purposes of SECTIONS
8.10 AND 9.4 and letters of credit, banker's acceptances and other similar instruments issued to support Debt, all contingent obligations) of such Person to reimburse any bank or other Person in respect of letters of credit, banker's acceptances and similar instruments; (b) all obligations of the type referred to in CLAUSES (a)(i) through (a)(iv) preceding of other Persons for the payment of which such Person is responsible or liable as obligor, guarantor, or otherwise; and (c) all obligations of the type referred to in CLAUSES (a)(i) through CLAUSE
(a)(iv) and CLAUSE (b) preceding of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. For all purposes of this Agreement, Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

         DEBTOR RELIEF LAWS means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments or similar Laws from time to time in effect affecting the Rights of creditors generally.

         DEFAULT RATE means rate of interest equal to the lesser of: (a) (i) for all amounts not paid when due other than Eurodollar Rate Borrowings, at the Base Rate plus the Applicable Margin plus two (2) percentage points; and (ii) as to all Eurodollar Rate Borrowings, not paid when due, at the Base LIBOR Rate plus the Applicable Margin plus two (2) percentage points; and (b) the Maximum Rate.

         DISTRIBUTION for any Person means, with respect to any shares of any capital stock or other equity securities issued by such Person, (a) the retirement, redemption, purchase, or other acquisition for value of any such securities, (b) the declaration or payment of any dividend on or with respect to any such securities, and (c) any other payment by such Person with respect to such securities.

         DOCUMENTATION AGENT means The Bank of Nova Scotia and its permitted successors or assigns as "Documentation Agent" under this Agreement.

         DOLLARS and the symbol $ shall mean lawful money of the United States of America.



                                                      REVOLVING CREDIT AGREEMENT

         ELIGIBLE ASSIGNEE means (a) a Bank or (b) a commercial bank or other financial institution, insurance company, pension fund or mutual fund approved by Administrative Agent (which approval will not be unreasonably withheld) and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with SECTION 12.13, Borrower, such approval not to be unreasonably withheld or delayed by Borrower; provided, however, that neither Borrower nor any Affiliate of Borrower shall qualify as an Eligible Assignee.

         ENVIRONMENTAL CLAIM means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

         ENVIRONMENTAL LAW means any applicable Law that relates to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
Section 136 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and
Section 300f et seq.) and the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous future enacted or adopted Law, or (d) the Release or threatened Release of Hazardous Substances.

         ENVIRONMENTAL LIABILITIES means all liabilities in connection with or relating to the business, assets, presently or previously owned, leased or operated property, activities (including, without limitation, off-site disposal) or operations of the Borrower and each Subsidiary, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.

         ENVIRONMENTAL PERMITS means all permits, licenses, registrations, and other governmental authorizations required for any of the Companies to conduct its business and operations under Environmental Laws.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder.

         ERISA AFFILIATE means any Person or trade or business (whether or not incorporated) which is a member of Borrower's or any Company's controlled group or affiliated service group with Borrower or any Company within the meaning of
Section 414(b), (c), (m) or (o) of the Code.

         EURODOLLAR RATE BORROWING means a Borrowing bearing interest at the sum of the Base LIBOR Rate plus the Applicable Margin for Eurodollar Rate Borrowings.

         EVENT OF DEFAULT is defined in SECTION 9.



                                                      REVOLVING CREDIT AGREEMENT

         EXCHANGE ACT means and refers to the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations thereunder.

         EXHIBIT means an exhibit to this Agreement unless otherwise specified.

         EXISTING CREDIT AGREEMENT means the Third Amended and Restated Credit Agreement dated as of November 3, 1995 among Borrower, various lenders, and Wells Fargo Bank, N.A., as Administrative Agent and various lenders as amended and as may be further amended, extended, modified, or restated.

         FEDERAL FUNDS RATE means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day as published by the Federal Reserve Bank of New York on the Business Day immediately following such day; provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as published on the immediately following Business Day, and (b) if such rate is not published for any Business Day, then the Federal Funds Rate shall be the average of the quotations for such day on such transactions received by Administrative Agent from three (3) federal funds brokers of recognized standing selected by Administrative Agent.

         FEDERAL RESERVE BOARD means the Board of Governors of the Federal Reserve System or any successor thereto.

         FINANCIAL STATEMENTS means balance sheets, statements of operations, statements of shareholders' investments, and statements of cash flows prepared in accordance with GAAP, which statements of operations and statements of cash flows shall be in comparative form to the corresponding period of the preceding fiscal year, and which balance sheets and statements of shareholders' investments shall be in comparative form to the prior fiscal year-end figures.

         FOREIGN PENSION PLAN shall mean any plan that (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Borrower or any Company primarily for the benefit of employees of Borrower or any Company residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

         GAAP means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which are applicable from time to time.

         GOVERNMENTAL AUTHORITY means any domestic or foreign (a) local, state, municipal, or federal judicial, executive, or legislative instrumentality, (b) private arbitration board or panel, or (c) central bank.

         HAZARDOUS SUBSTANCE means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance under any Environmental Law, including without limitation, any hazardous substance within the meaning of Section 101(14) of CERCLA, (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, (c) regulated asbestos and asbestos-containing materials in any form, (d) polychlorinated biphenyls, or (e) urea formaldehyde foam.



                                                      REVOLVING CREDIT AGREEMENT

         INTEREST PERIOD is determined in accordance with SECTION 3.9.

         LAWS means all applicable statutes, laws, treaties, ordinances, tariff requirements, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, or interpretations of any Governmental Authority.

         LEVERAGE RATIO means and refers to, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) the aggregate amount of Consolidated Debt as of such day, to (b) Consolidated EBITDA for the four immediately preceding fiscal quarters (including such quarter).

         LIEN means and refers to any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind or any other type of preferential arrangement that has the practical effect of creating a security interest (including any conditional sale or other title retention agreement or any lease in the nature thereof).

         LITIGATION means any action by or before any Governmental Authority.

         LOAN DOCUMENTS means (a) this Agreement, certificates delivered pursuant to this Agreement, and Exhibits and Schedules hereto, (b) all agreements, documents, or instruments in favor of Agents or Lenders (or Administrative Agent on behalf of Banks) delivered pursuant to this Agreement or otherwise delivered in connection with all or any part of the Obligation, and
(c) all renewals, extensions, or restatements of, or amendments or supplements to, any of the foregoing.

         MAJORITY BANKS means for all purposes under the Loan Documents, (i) on any date of determination occurring prior to the date upon which the Commitment has been terminated, those Banks with Committed Sums aggregating more than 50% of the Commitment; and (ii) on any date of determination occurring on or after the date upon which the Commitment has been terminated, those Banks who collectively hold more than 50% of the Principal Debt.

         MATERIAL ADVERSE EVENT means any set of one or more circumstances or events which, individually or collectively, result in any (a) material impairment of the ability of the Borrower to perform any of its payment or other material obligations under the Loan Documents or the ability of Administrative Agent or any Bank to enforce any such obligations or any of their respective Rights under the Loan Documents, or (b) material and adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Companies, in each case considered as a whole.

         MAXIMUM AMOUNT and MAXIMUM RATE respectively mean, for each Bank, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under applicable Law, such Bank is permitted to contract for, charge, take, reserve, or receive on the Obligation.

         MOODY'S means Moody's Investors Service, Inc. or any successor thereto.

         MULTIEMPLOYER PLAN means and refers to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or a "multiemployer pension plan" as defined in Section 3(37) of ERISA or Section 414 of the Code, or any similar type of plan established and regulated under the laws of any foreign country, that is maintained for employees of the Companies or any ERISA Affiliate of any Company.

         NON-RECOURSE DEBT means (a) Debt (other than Capital Lease Obligations) of a special purpose Subsidiary created or acquired after the Closing Date incurred in connection with the acquisition or construction by such Subsidiary in the ordinary course of business of fixed assets used in the manufacture and distribution of building products and (b) any renewals and refinancings of such Debt; provided that (i)



                                                      REVOLVING CREDIT AGREEMENT
the holders of such Debt described in clauses (a) and (b) agree that they will look solely to the fixed assets so acquired with such Debt, (ii) any Liens securing such Debt are permitted pursuant to Section 8.10, (iii) such Debt is not Debt, in whole or part, of any other Company, (iv) such Debt is not secured by any Lien upon any property or assets of any other Company, and (v) such Debt is not supported in any way by any other Company, including any undertakings or guarantees, and provided further that no such Debt of such Subsidiary shall be considered "Non-Recourse Debt" if (y) any default with respect to such Debt would allow or require any other Debt which is owed by such Subsidiary or one or more of the other Companies to be accelerated or otherwise made payable in advance of its stated maturity, and (z) any other Company owes Debt to such Subsidiary.

         NOTES means, at the time of any determination thereof, all outstanding and unpaid Revolving Notes.

         NOTICE OF BORROWING is defined in SECTION 2.3(a).

         NOTICE OF CONVERSION is defined in SECTION 3.10.

         OBLIGATION means all present and future indebtedness, liabilities, and obligations, and all renewals and extensions thereof, or any part thereof, now or hereafter owed by Borrower to Administrative Agent, any other Agent, or any Bank arising from, by virtue of, or pursuant to any Loan Document, together with all interest accruing thereon, fees, costs, and reasonable expenses (including, without limitation, all reasonable attorneys' fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents.

         PARTICIPANT is defined in SECTION 12.13(e).

         PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established pursuant to ERISA.

         PERMITTED LIENS means Liens permitted under SECTION 8.10 as described in such Section.

         PERSON means any individual, entity, or Governmental Authority.

         PLAN means any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Companies or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Companies or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

         PRIME RATE means the rate of interest announced within Wells Fargo Bank, N.A. at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

         PRINCIPAL DEBT means, on any date of determination, the aggregate unpaid principal balance of all Borrowings under the Revolving Facility.

         PRO RATA or PRO RATA PART means on any date of determination for any Bank, (a) at any time prior to the termination of the Commitment, the proportion that such Bank's Committed Sum bears to the



                                                      REVOLVING CREDIT AGREEMENT

Commitment, or (b) at any time on or after the termination of the Commitment, the proportion that the sum of the Principal Debt owed to such Bank bears to the sum of the Principal Debt.

         REGISTER is defined in SECTION 12.13(c).

         REGULATION D means Regulation D of the Board of Governors of the Federal Reserve System, as amended.

         REGULATION U means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

         REINCORPORATION MERGER is defined in SECTION 8.11.

         RELEASE means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil.

         REPORTABLE EVENT shall have the meaning specified in Section 4043 of ERISA or the regulations issued thereunder in connection with a Plan that is subject to Title IV of ERISA, excluding events for which the notice requirement is waived under subsections .22, .23, .25 and .27 of PBGC Regulation 4043.

         REPRESENTATIVES means representatives, officers, directors, employees, attorneys, and agents.

         RESERVE PERCENTAGE means and refers to, as of the date of determination thereof, for any Bank, the maximum percentage (rounded upward, if necessary to the nearest one-hundredth (1/100th) of one percent (1%)), as determined by such Bank in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), that is in effect on such date as prescribed by the Federal Reserve Board for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Bank, but so long as such Bank shall not be required or directed, under applicable regulations of the Federal Reserve Board, to maintain such reserves, the Reserve Percentage shall be zero.

         RESPONSIBLE OFFICER means the president, chief executive officer, chief financial officer, treasurer, controller or chief operating officer of Borrower, or such other officer of Borrower designated by a Responsible Officer in a writing delivered to Administrative Agent.

         REVOLVING FACILITY means the credit facility described in and subject to the limitations of this Agreement.

         REVOLVING NOTE means a promissory note in substantially the form of EXHIBIT A, and all renewals and extensions of all or any part thereof.

         RIGHTS means rights, remedies, powers, privileges, and benefits.

         S&P means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., a New York corporation.

         SCHEDULE means, unless specified otherwise, a schedule attached to this Agreement, as the same may be supplemented and modified from time to time in accordance with the terms of the Loan Documents.



                                                      REVOLVING CREDIT AGREEMENT

         SIGNIFICANT SUBSIDIARY means, at any time, any Subsidiary that, together with its Subsidiaries, (a) accounted for more than 5% of the revenue of the Companies determined on a consolidated basis for the then most recently completed fiscal year of the Borrower, or (b) was the owner of more than 5% of the assets of the Companies determined on a consolidated basis at the end of such fiscal year of the Borrower, all as shown in the case of (a) and (b) on the consolidated financial statements of the Borrower and its Subsidiaries for such fiscal year.

         SUBORDINATED INDENTURE means the Indenture dated as of March 19, 1996, among the Borrower, as issuer, and State Street Bank and Trust Company, as Trustee, as amended, pursuant to which the Borrower's Subordinated Notes were issued.

         SUBORDINATED NOTES means the Borrower's Series B 10% Senior Subordinated Notes, due in 2006.

         SUBSIDIARY means, with respect to any Person: (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than fifty percent (50%) of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation; and (b) any partnership, association, joint venture, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than fifty person (50%) equity interest at the time.

         SUCCESSOR CORPORATION is defined in SECTION 8.11.

         SYNDICATION AGENT means, collectively, Suntrust Bank and its respective permitted successors or assigns as "SYNDICATION AGENT" under this Agreement.

         TAXES means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon such Person, its income, or any of its properties, franchises, or assets.

         TERMINATION DATE means the earliest of (a) December 17, 2001, and (b) the day on which the Obligation becomes due and payable in full under, and in accordance with, this Agreement.

         TYPE means any type of Borrowing determined with respect to the interest option applicable thereto.

         UNFUNDED CURRENT LIABILITY means with respect to any Plan, the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of
Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).

         UNMATURED EVENT OF DEFAULT means the occurrence of any event or existence of any circumstance which, with the giving of notice or lapse of time or both, would become a Event of Default.

         VOTING STOCK means, with respect to any Person, Capital Stock of any class or classes if the holders of such Capital Stock are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or other persons performing similar functions) of such Person even if the right to so vote has been suspended by the happening of such a contingency.

         WELLS FARGO means Wells Fargo Bank (Texas), National Association in its individual capacity as a Bank and its successors and assigns.



                                                      REVOLVING CREDIT AGREEMENT

         WHOLLY-OWNED when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) shall be owned by Borrower or one or more of its Wholly-owned Subsidiaries.

         1.2 Number and Gender of Words; Other References. Unless otherwise specified, in the Loan Documents (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender,
(b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to "telecopy," "facsimile," "fax," or similar terms are to facsimile or telecopy transmissions, (f) references to "including" mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person's heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

         1.3 Accounting Principles. All accounting and financial terms used in the Loan Documents and the compliance with each financial covenant therein shall be determined in accordance with GAAP, and, all accounting principles shall be applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied during the preceding comparable period.

SECTION 2 BORROWING PROVISIONS.

         2.1 Commitment. Subject to and in reliance upon the terms, conditions, representations, and warranties in the Loan Documents, each Bank severally and not jointly agrees to lend to Borrower such Bank's Pro Rata Part of one or more Borrowings under the Revolving Facility not to exceed such Bank's Committed Sum under the Revolving Facility, which, subject to the Loan Documents, Borrower may borrow, repay, and reborrow under this Agreement; provided that (i) each such Borrowing must occur on a Business Day and no later than the Business Day immediately preceding the Termination Date; (ii) each such Borrowing shall be in an amount not less than (A) $1,000,000 or a greater integral multiple of $100,000 (if a Base Rate Borrowing) or (B) $5,000,000 or a greater integral multiple of $1,000,000 (if a Eurodollar Rate Borrowing); and (iii) on any date of determination, the Commitment Usage shall never exceed the Commitment.

         2.2 Termination of Commitment. Without premium or penalty, and upon giving not less than three Business Days prior written and irrevocable notice to Administrative Agent, Borrower may terminate in whole or in part the unused portion of the Commitment; provided that: (a) each partial termination shall be in an aggregate amount of not less than $10,000,000 or a greater integral multiple of $1,000,000; (b) the amount of the Commitment may not be reduced below the Commitment Usage after giving effect to any loan repayments on the date of such reduction; and (c) each reduction shall be allocated Pro Rata among the Banks in accordance with their respective Pro Rata Parts. Promptly after receipt of such notice of termination or reduction, Administrative Agent shall notify each Bank of the proposed cancellation or reduction. Such termination or partial reduction of the Commitment shall be effective on the Business Day specified in Borrower's notice (which date must be at least three Business Days after Borrower's delivery of such notice). In the event that the Commitment is reduced to zero at a time when there shall be no Principal Debt, this Agreement shall be terminated to the extent specified in SECTION 12.14, and all



                                                      REVOLVING CREDIT AGREEMENT
commitment fees and other fees then earned and unpaid hereunder and all other amounts of the Obligation relating to the Revolving Facility then due and owing shall be immediately due and payable, without notice or demand by Administrative Agent or any Bank.

         2.3 Borrowing Procedure. The following procedures apply to Borrowings:

                  (a) Each Borrowing shall be made on Borrower's notice (a "NOTICE OF BORROWING," substantially in the form of EXHIBIT B-1) to Administrative Agent requesting that Banks fund a Borrowing on a certain date (the "BORROWING DATE"), which notice (i) shall be irrevocable and binding on Borrower, (ii) shall specify the Borrowing Date, amount, Type, and (for a Borrowing comprised of Eurodollar Rate Borrowings) Interest Period, and (iii) must be received by Administrative Agent no later than 11:00 a.m. Houston, Texas time on the third Business Day preceding the Borrowing Date for any Eurodollar Rate Borrowing or no later than 11:00 a.m. Houston, Texas time on the Borrowing Date for any Base Rate Borrowing. Administrative Agent shall timely notify each Bank with respect to each Notice of Borrowing.

                  (b) Each Bank shall remit its Pro Rata Part of each requested Borrowing to Administrative Agent's principal office in Houston, in funds which are or will be available for immediate use by Administrative Agent by 12:00 noon. Houston time on the Borrowing Date therefor. Subject to receipt of such funds, Administrative Agent shall (unless to its actual knowledge any of the conditions precedent therefor have not been satisfied by Borrower or waived by Majority Banks) make such funds available to Borrower by causing such funds to be deposited to Borrower's account as designated to Administrative Agent by Borrower. Notwithstanding the foregoing, unless Administrative Agent shall have been notified by a Bank prior to a Borrowing Date that such Bank does not intend to make available to Administrative Agent such Bank's Pro Rata Part of the applicable Borrowing, Administrative Agent may assume that such Bank has made such proceeds available to Administrative Agent on such date, as required herein, and Administrative Agent may (unless to its actual knowledge any of the conditions precedent therefor have not been satisfied by Borrower or waived by Majority Banks), in reliance upon such assumption (but shall not be required to), make available to Borrower a corresponding amount in accordance with the foregoing terms, but, if such corresponding amount is not in fact made available to Administrative Agent by such Bank on such Borrowing Date, Administrative Agent shall be entitled to recover such corresponding amount on demand (i) from such Bank, together with interest at the Federal Funds Rate during the period commencing on the date such corresponding amount was made available to Borrower and ending on (but excluding) the date Administrative Agent recovers such corresponding amount from such Bank, or (ii) if such Bank fails to pay such corresponding amount forthwith upon such demand, then from Borrower, together with interest at a rate per annum equal to the applicable rate for such Borrowing during the period commencing on such Borrowing Date and ending on (but excluding) the date Administrative Agent recovers such corresponding amount from Borrower. No Bank shall be responsible for the failure of any other Bank to make its Pro Rata Part of any Borrowing.

SECTION 3 TERMS OF PAYMENT.

         3.1 Loan Accounts, Notes, and Payments.

                  (a) Principal Debt shall be evidenced by the Revolving Notes, one payable to each Bank in the stated principal amount of its Committed Sum.



                                                      REVOLVING CREDIT AGREEMENT

                  (b) The Principal Debt owed to each Bank shall be further evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent (including, without limitation, the Register) and each Bank shall be conclusive evidence absent manifest error of the amount of the Borrowings made by Borrower from each Bank under the Revolving Facility and the interest and principal payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower under the Loan Documents to pay any amount owing with respect to the Obligation.

                  (c) Each payment or prepayment on the Obligation is due and must be paid at Administrative Agent's principal office in Houston in funds which are or will be available for immediate use by Administrative Agent by 11:00 a.m., Houston, Texas time on the day due. Payments made after 11:00 a.m., Houston, Texas, time shall be deemed made on the Business Day next following. Administrative Agent shall pay to each Bank any payment or prepayment to which such Bank is entitled hereunder on the same day Administrative Agent shall have received the same from Borrower; provided such payment or prepayment is received by Administrative Agent prior to 11:00 a.m. Houston, Texas time, and otherwise before 12:00 noon Houston time on the Business Day next following. If and to the extent Administrative Agent shall not make such payments to Banks when due as set forth in the preceding sentence, such unpaid amounts shall accrue interest, payable by Administrative Agent, at the Federal Funds Rate from the due date until (but not including) the date on which Administrative Agent makes such payments to Banks.

         3.2 Interest and Principal Payments.

                  (a) Interest on each Eurodollar Rate Borrowing shall be due and payable as it accrues on the last day of its respective Interest Period and on the Termination Date, as applicable; provided that if any Interest Period is a period greater than three (3) months, then accrued interest shall also be due and payable on the date three (3) months after the commencement of such Interest Period. Interest on each Base Rate Borrowing shall be due and payable as it accrues on the last Business Day of each March, June, September, and December, and on the Termination Date.

                  (b) The Commitment shall be permanently canceled and reduced to $0 on the Termination Date, and Borrower shall pay on such Termination Date all outstanding Principal Debt, together with all accrued and unpaid interest and fees.

                  (c) On any date of determination, if the Commitment Usage exceeds the Commitment then in effect then Borrower shall make a mandatory prepayment of the Principal Debt in at least the amount of such excess, together with (i) all accrued and unpaid interest on the principal amount so prepaid and (ii) any Consequential Loss arising as a result thereof.

                  (d) After giving Administrative Agent advance written notice of the intent to prepay, Borrower may voluntarily prepay all or any part of the Principal Debt from time to time and at any time, in whole or in part, without premium or penalty; provided that: (i) such notice must be received by Administrative Agent by 11:00 a.m. Houston, Texas time on (A) the third Business Day preceding the date of prepayment of a Eurodollar Rate Borrowing, and (B) on the date of prepayment in the case of prepayment of a Base Rate Borrowing; (ii) each such partial prepayment must be in a minimum amount of at least $1,000,000 or a greater integral multiple of $100,000 thereof (if a Base Rate Borrowing) and must be in a minimum of at least $5,000,000 or a greater integral multiple of $1,000,000 thereof (if a Eurodollar Rate Borrowing); (iii) all accrued interest



                                                      REVOLVING CREDIT AGREEMENT
         on the Obligation must also be paid in full, to the date of such prepayment; and (iv) Borrower shall pay any related Consequential Loss within ten (10) days after demand therefor. Each notice of prepayment shall specify the prepayment date, the Type of Borrowing(s) and amount(s) of such Borrowing(s) to be prepaid and shall constitute a binding obligation of Borrower to make a prepayment on the date stated therein.

         3.3 Interest Options. Except where specifically otherwise provided, Borrowings shall bear interest at a rate per annum equal to the lesser of (a) as to the respective Type of Borrowing (as designated by Borrower in accordance with this Agreement), (i) the Base Rate plus the Applicable Margin for Base Rate Borrowings or (ii) the Base LIBOR Rate plus the Applicable Margin for Eurodollar Rate Borrowings, as the case may be, and (b) the Maximum Rate. Each change in the Base Rate or the Maximum Rate subject to the terms of this Agreement, will become effective, without notice to Borrower or any other Person, upon the effective date of such change.

         3.4 Quotation of Rates. It is hereby acknowledged that a Responsible Officer or other appropriately designated officer of Borrower may call Administrative Agent on or before the date on which a Notice of Borrowing is to be delivered by Borrower in order to receive an indication of the rates then in effect, but such indicated rates shall neither be binding upon Administrative Agent or Banks nor affect the rate of interest which thereafter is actually in effect when the Notice of Borrowing is given.

         3.5 Default Rate. At the option of Majority Banks and to the extent permitted by Law, all past-due Principal Debt and accrued interest thereon shall bear interest from maturity (whether stated or by acceleration) at the Default Rate until paid, regardless whether such payment is made before or after entry of a judgment.

         3.6 Interest Recapture. If the designated rate applicable to any Borrowing exceeds the Maximum Rate, the rate of interest on such Borrowing shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Principal Debt, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by Law, Borrower shall pay an amount equal to the difference, if any, by which (a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, exceeds (b) the amount of interest actually paid or accrued on the Principal Debt.

         3.7 Interest Calculations.

                  (a) All payments of interest shall be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of
         (i) 360 days in the case of a Eurodollar Rate Borrowing or a Base Rate Borrowing calculated with reference to the Federal Funds Rate (unless such calculation would result in the interest on the Borrowings exceeding the Maximum Rate in which event such interest shall be calculated on the basis of a year of 365 or 366 days, as the case may
         be) and (ii) 365 or 366 days, as the case may be, in the case of a Base Rate Borrowing calculated with reference to the Prime Rate. All interest rate determinations and calculations by Administrative Agent shall be conclusive and binding absent manifest error.



                                                      REVOLVING CREDIT AGREEMENT

                  (b) The provisions of this Agreement relating to calculation of the Base Rate and the Base LIBOR Rate are included only for the purpose of determining the rate of interest or other amounts to be paid hereunder that are based upon such rate.

         3.8 Maximum Rate.

                  (a) It is the intention of the parties hereto to comply with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents, or in any communication by the Administrative Agent, or any Bank or any other Person to Borrower or any other Person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes or any other Loan Document shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither Borrower nor any other Person now or hereafter liable for the payment of the Notes or any obligation arising under this Agreement shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Notes or other obligations arising under this Agreement, as applicable, or, if the Notes or other obligations arising under this Agreement, as applicable, have been or would be paid in full, refunded to Borrower, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents, and any communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, collected, taken, reserved, or received in connection with the Notes, this Agreement or any other Loan Document which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Borrowings or other obligations arising under this Agreement, as applicable, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Notes, the Borrowings or any other Loan Document.

                  (b) Texas Finance Code, Chapter 346 (formerly Tex. Rev. Civ. Stat., Title 79, Chapter 15), which regulates certain revolving loan accounts and revolving triparty accounts, shall not apply to any revolving loan accounts created under the Notes, this Agreement or the other Loan Documents or maintained in connection therewith.



                                                      REVOLVING CREDIT AGREEMENT

                  (c) To the extent that the interest rate laws of the State of Texas are applicable to the Borrowings or any other obligations arising under this Agreement, the applicable interest rate ceiling is the weekly ceiling (formerly the indicated rate ceiling) determined in accordance with Tex. Rev. Civ. Stat., Title 79, Article 5069-1D.003, also codified at Texas Finance Code, SECTION 303.301 (formerly Article 5069-1.01(a)(1)), and, to the extent that this Agreement, the Notes or any other Loan Document is deemed an open end account as such term is defined in Tex. Rev. Civ. Stat., Title 79, Article 5069-1B.002(14), also codified at Texas Finance Code SECTION 3.01.001(3) (formerly
         Article 5069-1.01(f)), the Administrative Agent and the Banks retain the right to modify the interest rate in accordance with applicable law.

         3.9 Interest Periods. When Borrower requests any Eurodollar Rate Borrowing, Borrower may elect the interest period (each an "INTEREST PERIOD") applicable thereto, which shall be, at Borrower's option, in respect of any Eurodollar Rate Borrowing, one, two, three, or six months; provided, however, that: (a) the initial INTEREST PERIOD for a Eurodollar Rate Borrowing shall commence on the date of such Borrowing (including the date of any conversion thereto), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period applicable thereto expires; (b) if any Interest Period for a Eurodollar Rate Borrowing begins on a day for which there is no numerically corresponding Business Day in the calendar month at the end of such Interest Period, such Interest Period shall end on the next Business Day immediately following what otherwise would have been such numerically corresponding day in the calendar month at the end of such Interest Period (unless such date would be in a different calendar month from what would have been the month at the end of such Interest Period, or unless there is no numerically corresponding day in the calendar month at the end of the Interest Period; whereupon, such Interest Period shall end on the last Business Day in the calendar month at the end of such Interest Period); (c) no Interest Period may be chosen with respect to any portion of the Principal Debt which would extend beyond the scheduled repayment date (including any dates on which mandatory prepayments are required to be made) for such portion of the Principal Debt; and (d) no more than an aggregate of ten Interest Periods shall be in effect at one time.

         3.10 Conversions. Borrower may (a) convert all or part of any Eurodollar Rate Borrowing on the last day of an Interest Period to a Base Rate Borrowing, (b) convert all or part of any Base Rate Borrowing at any time to a Eurodollar Rate Borrowing, and (c) elect a new Interest Period (in the case of a Eurodollar Rate Borrowing), by giving notice (a "NOTICE OF CONVERSION," substantially in the form of EXHIBIT B-2) of such intent no later than 11:00 a.m. Houston, Texas time on the third Business Day prior to the date of conversion or the last day of the Interest Period, as the case may be (in the case of a conversion to a Eurodollar Rate Borrowing or an election of a new Interest Period), and no later than 11:00 a.m. Houston, Texas time on the last day of the Interest Period (in the case of a conversion to a Base Rate Borrowing); provided that the principal amount converted to, or continued as, a Eurodollar Rate Borrowing shall be in an amount not less than $5,000,000 or a greater integral multiple of $1,000,000. Administrative Agent shall timely notify each Bank with respect to each Notice of Conversion. Absent Borrower's Notice of Conversion or election of a new Interest Period, a Eurodollar Rate Borrowing shall be deemed converted to a Base Rate Borrowing effective as of the expiration of the Interest Period applicable thereto. No Eurodollar Rate Borrowing may be either made or continued as a Eurodollar Rate Borrowing, and no Base Rate Borrowing may be converted to a Eurodollar Rate Borrowing, if the interest rate for such Eurodollar Rate Borrowing would exceed the Maximum Rate.



                                                      REVOLVING CREDIT AGREEMENT

         3.11 Order of Application.

                  (a) So long as no Event of Default or Unmatured Event of Default has occurred and is continuing, payments and prepayments of the Obligation shall be applied in the order and manner as Borrower may direct; provided that, each such payment or prepayment (other than payments of fees payable solely to any Agent or a specific Bank) shall be allocated among Banks in proportion to their respective Pro Rata Parts appropriate for the Revolving Facility in respect of which such payments were made.

                  (b) If a Event of Default or Unmatured Event of Default has occurred and is continuing (or if Borrower fails to give directions as permitted under SECTION 3.11(a)), any payment or prepayment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to the ratable payment of all fees and expenses for which the Administrative Agent or Banks have not been paid or reimbursed in accordance with the Loan Documents (as used in this SECTION 3.11(b), a "ratable payment" for any Bank or the Administrative Agent shall be, on any date of determination, that proportion which the portion of the total fees and indemnities owed to such Bank or the Administrative Agent bears to the total aggregate fees and indemnities owed to all Banks or Agents on such date of determination); (ii) to the Pro Rata payment of all accrued and unpaid interest on the Principal Debt; (iii) to the Pro Rata payment of the remaining Principal Debt in such order as Majority Banks may elect (provided that, Majority Banks will apply such proceeds in an order that will minimize any Consequential Loss); and (iv) to the payment of the remaining Obligation in the order and manner Majority Banks deem appropriate.

         3.12 Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, or otherwise, including, without limitation, as a result of exercising its Rights under SECTION 3.13) which is in excess of its ratable share of any such payment, such Bank shall purchase from the other Banks such participations as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery. Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section may to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of offset) with respect to such participation as fully as if such Bank were the direct creditor of Borrower in the amount of such participation.

         3.13 Offset. Upon the occurrence and during the continuance of an Event of Default and (i) the making by the Majority Banks of the request specified in
SECTION 10.1 or (ii) the acceleration of the Obligation pursuant to SECTION 10.1, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to exercise (for the benefit of all Banks in accordance with SECTION 3.12) the Rights of offset and/or banker's Lien against each and every account and other property, or any interest therein, which Borrower may now or hereafter have with, or which is now or hereafter in the possession of, such Bank to the extent of the full amount of the Obligation owed to such Bank.

         3.14 Booking Borrowings. To the extent permitted by Law, any Bank may make, carry, or transfer its Borrowings at, to, or for the account of any of its branch offices or the office of any of its Affiliates; provided that no Affiliate shall be entitled to receive any greater payment under



                                                      REVOLVING CREDIT AGREEMENT

SECTION 4 than the transferor Bank would have been entitled to receive with respect to such Borrowings.

SECTION 4 CHANGE IN CIRCUMSTANCES.

         4.1 Increased Cost and Reduced Return.

                  (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:

                           (i) shall subject such Bank (or its Applicable
                  Lending Office) to any Tax or other charge with respect to any Eurodollar Rate Borrowing, its Notes, or its obligation to loan Eurodollar Rate Borrowings, or change the basis of taxation of any amounts payable to such Bank (or its Applicable Lending Office) under this Agreement or its Notes in respect of any Eurodollar Rate Borrowings (other than with respect to taxes imposed on the overall net income of such Bank by any jurisdiction within which such Bank is incorporated or organized or has its principal office, or within which such Applicable Lending Office is located, or by any other jurisdiction in which such Bank is deemed to be doing business that is unrelated this Agreement);

                           (ii) shall impose, modify, or deem applicable any
                  reserve, special deposit, assessment, or similar requirement (other than the Reserve Percentage utilized in the determination of additional interest in accordance with
                  SECTION 4.8) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (or its Applicable Lending Office), including the commitment of such Bank hereunder; or

                           (iii) shall impose on such Bank (or its Applicable
                  Lending Office) or the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

         and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, converting into, continuing, or maintaining any Eurodollar Rate Borrowings or to reduce any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or its Notes with respect to any Eurodollar Rate Borrowing, then Borrower shall pay to such Bank within ten (10) days of demand such amount or amounts as will compensate such Bank for such increased cost or reduction as provided in SECTION 4.1(c) below. If any Bank requests compensation by Borrower under this SECTION 4.1(a), Borrower may, by notice to such Bank (with a copy to Administrative Agent), suspend the obligation of such Bank to loan or continue Borrowings of the Type with respect to which such compensation is requested, or to convert Borrowings of any other Type into Borrowings of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of SECTION 4.4 shall be applicable); provided, that such suspension shall not affect the right of such Bank to receive the compensation so requested.



                                                      REVOLVING CREDIT AGREEMENT

                  (b) If, after the date hereof, any Bank shall have determined that the adoption of any applicable Law regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of such Bank's obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

                  (c) Each Bank shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this SECTION 4.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to it. Any Bank claiming compensation under this Section shall furnish to Borrower and Administrative Agent a statement setting forth in reasonable detail the additional amount or amounts to be paid hereunder which shall be presumed correct in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing SUBSECTIONS (a) and (b) of this
         SECTION 4.1 the Borrower shall only be obligated to compensate any Bank for any amount arising or accruing during (i) any time or period commencing not more than 90 days prior to the date on which such Bank notifies the Administrative Agent and the Borrower that it proposes to demand such compensation and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Bank did not know that such amount would arise or accrue.

         4.2 Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Rate Borrowing:

                  (a) Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Base LIBOR Rate for such Interest Period; or

                  (b) Majority Banks determine (which determination shall be conclusive) and notify Administrative Agent that the Base LIBOR Rate will not adequately and fairly reflect the cost to the Banks of funding Eurodollar Rate Borrowings for such Interest Period;

then Administrative Agent shall give Borrower prompt notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, the Banks shall be under no obligation to fund additional Eurodollar Rate Borrowings, continue Eurodollar Rate Borrowings, or to convert Base Rate Borrowings into Eurodollar Rate Borrowings, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Rate Borrowings, either prepay such Borrowings or convert such Borrowings into Base Rate Borrowings in accordance with the terms of this Agreement.



                                                      REVOLVING CREDIT AGREEMENT

         4.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Borrowings hereunder, then such Bank shall promptly notify Borrower thereof and such Bank's obligation to make or continue Eurodollar Rate Borrowings and to convert other Base Rate Borrowings into Eurodollar Rate Borrowings shall be suspended until such time as such Bank may again make, maintain, and fund Eurodollar Rate Borrowings (in which case the provisions of SECTION 4.4 shall be applicable).

         4.4 Treatment of Affected Loans. If the obligation of any Bank to fund Eurodollar Rate Borrowings or to continue, or to convert Base Rate Borrowings into Eurodollar Rate Borrowings, shall be suspended pursuant to SECTIONS 4.1, 4.2, or 4.3 hereof, such Bank's Eurodollar Rate Borrowings shall be automatically converted into Base Rate Borrowings on the last day(s) of the then current Interest Period(s) for Eurodollar Rate Borrowings (or, in the case of a conversion required by SECTION 4.3 hereof, on such earlier date as such Bank may specify to Borrower with a copy to Administrative Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in SECTIONS 4.1, 4.2, or 4.3 hereof that gave rise to such conversion no longer exist:

                  (a) to the extent that such Bank's Eurodollar Rate Borrowings have been so converted, all payments and prepayments of principal that would otherwise be applied to such Bank's Eurodollar Rate Borrowings shall be applied instead to its Base Rate Borrowings; and

                  (b) all Borrowings that would otherwise be made or continued by such Bank as Eurodollar Rate Borrowings shall be made or continued instead as Base Rate Borrowings, and all Borrowings of such Bank that would otherwise be converted into Eurodollar Rate Borrowings shall be converted instead into (or shall remain as) Base Rate Borrowings.

If such Bank gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in SECTIONS 4.1, 4.2, or 4.3 hereof that gave rise to the conversion of such Bank's Eurodollar Rate Borrowings pursuant to this
SECTION 4.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Borrowings made by other Banks are outstanding, such Bank's Base Rate Borrowings shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Borrowings, to the extent necessary so that, after giving effect thereto, all Eurodollar Rate Borrowings held by the Banks and by such Bank are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Committed Sums.

         4.5 Replacement of Banks. If any Bank requests compensation under SECTIONS 4.1 or if Borrower is required to pay additional amounts to or for the account of any Bank pursuant to SECTION 4.6 (collectively, "ADDITIONAL AMOUNTS"), then Borrower may, at its sole expense and effort, upon written notice to such Bank and Administrative Agent, require such Bank to assign and delegate, without recourse, all its interests, Rights, and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations; provided that, (i) Borrower shall have received the prior written consent of Administrative Agent to any such assignment; (ii) such Bank shall have received payment from Borrower of any Additional Amounts owed to such Bank by Borrower for periods prior to the replacement of such Bank and any costs incurred as a result of such replacement of a Bank; (iii) such assignment will result in reduction or elimination of the Additional Amounts; and (iv) such assignment and acceptance shall be made in accordance with, and subject to the requirements and restrictions contained in, SECTION 12.13(b),



                                                      REVOLVING CREDIT AGREEMENT
other than the restrictions imposed by SECTION 12.13(b)(iv). A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling such Borrowing to require such assignment and delegation cease to apply.

         4.6 Taxes.

                  (a) Any and all payments by Borrower to or for the account of any Bank or Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of each Bank and Administrative Agent, Taxes imposed on its income or gross receipts and franchise Taxes imposed on it by any jurisdiction within which such Bank (or its Applicable Lending Office) or Administrative Agent (as the case may be) is incorporated or organized, or any political subdivision thereof, or by any other jurisdiction in which such Bank or Administrative Agent, as the case may be, is deemed to be doing business under the Tax Laws thereof (all such Non-Excluded Taxes referred to as "NON-EXCLUDED TAXES"). If Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Bank or Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 4.6) such Bank or Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall furnish to Administrative Agent, at its address listed in SCHEDULE 2.1, the original or a certified copy of a receipt evidencing payment thereof.

                  (b) In addition, Borrower agrees to pay any and all present or future stamp or documentary taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "OTHER TAXES").

                  (c) BORROWER AGREES TO INDEMNIFY EACH BANK AND ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF NON-EXCLUDED TAXES THAT SHOULD HAVE BEEN WITHHELD BY BORROWER AND OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY NON-EXCLUDED TAXES THAT SHOULD HAVE BEEN WITHHELD BY BORROWER OR OTHER TAXES IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 4.6) PAID BY SUCH BANK OR ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST, AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO.

                  (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by Borrower or Administrative Agent (but only so long as such Bank remains lawfully able to do so), shall provide Borrower and Administrative Agent with (i) two duly completed, accurate, and signed copies of Internal Revenue Service Form 1001 or 4224, as



                                                      REVOLVING CREDIT AGREEMENT
         appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,
         (ii) a duly completed, accurate and signed Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Bank is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.

                  (e) For any period with respect to which a Bank has failed to provide Borrower and Administrative Agent with the appropriate form pursuant to SECTION 4.6(d) (unless such failure is due to a change in Law, other than any change in the nature of an anti-treaty shopping or limitation on benefits or similar provision, occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under SECTION 4.6(a) or 4.6(b) with respect to Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

                  (f) If Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this SECTION 4.6, then such Bank will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

                  (g) Within thirty (30) days after the date of any payment of Non-Excluded Taxes, Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing such payment.

                  (h) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this SECTION 4.6 shall survive the termination of the Commitment and the payment in full of the Notes.

         4.7 Funding Losses. Upon the request of any Bank, Borrower shall pay to such Bank such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any Consequential Loss; provided that, in each case, the Person claiming such Consequential Loss has furnished Borrower with a reasonably detailed statement of such loss, which statement shall be conclusive in the absence of manifest error.

         4.8 Additional Interest on Eurodollar Rate Borrowings. The Borrower shall pay to the Administrative Agent for the account of each Bank any costs which such Bank determines are attributable to such Bank's compliance with regulations of the Federal Reserve Board requiring the maintenance of reserves (including supplemental, marginal, and emergency reserves) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities"). Such costs shall be paid to the Administrative Agent for the account of such Bank in the form of additional interest on the unpaid principal amount of each Eurodollar Rate Borrowing of such Bank, from the date of such Borrowing until such principal amount is paid in full, at an interest rate per annum (rounded upwards,



                                                      REVOLVING CREDIT AGREEMENT
if necessary, to the nearest 1/16th of 1%) equal at all times to the remainder obtained by subtracting (i) the Base LIBOR Rate for the applicable period for such Borrowing from (ii) the rate obtained by dividing such Base LIBOR Rate by a percentage equal to one-hundred percent (100%) minus the Reserve Percentage of such Bank for such period, payable on each date on which interest is payable on such Borrowing. Such additional interest shall be determined by such Bank and notified to the Borrower and the Administrative Agent. A certificate setting forth the amount of such additional interest, submitted to the Borrower and the Administrative Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 5 FEES.

         5.1 Treatment of Fees. Except as otherwise provided by Law, the fees described in this SECTION 5: (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) shall be payable in accordance with SECTION 3.1, (d) shall be non-refundable, (e) shall, to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate, and (f) shall be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed, but computed as if each calendar year consisted of 365 or 366 days, as the case may be.

         5.2 Fees of Administrative Agent. Borrower shall pay to Administrative Agent solely for its account, the fees described in the separate letter agreement between Borrower and Administrative Agent which payments shall be made on the dates specified, and in amounts calculated in accordance with, such letter agreement.

         5.3 Commitment Fee. Following the Closing Date, Borrower shall pay to Administrative Agent, for the ratable account of Banks, a commitment fee, payable in installments in arrears, on the last Business Day of each March, June, September, and December and on the Termination Date, commencing December 31, 1999. Each installment shall be in an amount equal to the Applicable Margin for the Commitment Fee multiplied by the amount of the average daily unused Commitment, in each case during the period from and including the last payment date to and excluding the payment date for such installment; provided that each such installment shall be calculated in accordance with SECTION 5.1(f). Solely for the purposes of this SECTION 5.3, "ratable" shall mean, for any period of calculation, with respect to any Bank, that proportion which (x) the average daily Committed Sum of such Bank during such period bears to (y) the amount of the average daily Commitment during such period.

SECTION 6 CONDITIONS PRECEDENT.

         6.1 Conditions Precedent to Initial Borrowings. The obligation of each Bank to fund the initial Borrowing hereunder is subject to the condition that the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and each Bank:

                  (a) The Agreement. The Agreement (together with all Schedules and Exhibits thereto) executed by Borrower, each Bank and Administrative Agent.

                  (b) Notes. A Revolving Note in the form of EXHIBIT A payable to each Bank.

                  (c) Articles of Incorporation. A copy of the Articles of Incorporation of Borrower, accompanied by certificates that such copy is correct and complete, one dated a



                                                      REVOLVING CREDIT AGREEMENT

         Current Date (as used herein, the term "CURRENT DATE" means any date not more than 60 days prior to the Closing Date), issued by the Secretary of State of Louisiana, and one dated the Closing Date, by the Secretary or Assistant Secretary of Borrower.

                  (d) Bylaws. A copy of the Bylaws of Borrower and all amendments thereto, accompanied by a certificate that such copy is correct and complete, dated the Closing Date and executed by the Secretary or Assistant Secretary of Borrower.

                  (e) Good Standing and Authority. Certificates of the Louisiana Secretary of State, dated a Current Date, to the effect that Borrower is in good standing with respect to the payment of franchise and similar Taxes (to the extent such information is available) and is duly qualified to transact business in such jurisdiction.

                  (f) Incumbency. Certificates of incumbency dated as of the Closing Date with respect to officers of Borrower who execute or attest any of the Loan Documents on behalf of Borrower, executed by the Secretary or an Assistant Secretary of Borrower.

                  (g) Resolutions. Copies of resolutions duly adopted by the Board of Directors of Borrower approving this Agreement and the other Loan Documents and authorizing the transactions contemplated in such Loan Documents, accompanied by a certificate of the Secretary or an Assistant Secretary of Borrower dated as of the Closing Date certifying that such copy is a true and correct copy of resolutions duly adopted at a meeting of (which may be held by conference telephone or similar communications equipment by means of which all Persons participating in a meeting can hear each other if permitted by applicable Law and, if required by such Law, by its Bylaws), or by the unanimous written consent of (if permitted by applicable Law and, if required by such Law, by its Bylaws), the Board of Directors of Borrower, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect (except as any such resolution may be modified by any such other resolution), and are in full force and effect as of the Closing Date.

                  (h) Certificate Regarding Closing. Certificate executed by a Responsible Officer of Borrower regarding the absence of any Material Adverse Effect as of the Closing Date.

                  (i) Opinion of Counsel to the Borrower. The opinion of counsel to the Borrower, addressed to Administrative Agent and Banks, substantially in the form of EXHIBIT E.

                  (j) Payment of Fees and Expenses. Payment of all fees and other compensation required to be paid to each Agent or the Banks pursuant to this Agreement or pursuant to any other written agreement on or prior to the Closing Date; and payment of all fees payable on or prior to the Closing Date to Administrative Agent as provided for in
         SECTION 5 together with reimbursements to Administrative Agent for all fees and expenses incurred in connection with the negotiation, preparation, and closing of the transactions evidenced by the Loan Documents (including reasonable attorneys' fees and expenses).

                  (k) Current Financials. True and correct copies of the Current Financials have been delivered to Administrative Agent.



                                                      REVOLVING CREDIT AGREEMENT

                  (l) Sixth Amendment to Existing Credit Agreement. Evidence that the Sixth Amendment to the Existing Credit Agreement has been executed by all required parties thereto and that all conditions precedent to the effectiveness thereof have been satisfied.

                  (m) Other. Such other approvals, opinions or documents as the Administrative Agent or Majority Banks may request.

         6.2 Conditions Precedent to Each Borrowing. In addition to the conditions stated in SECTION 6.1, Banks will not be obligated to fund any Borrowing pursuant to SECTION 2.1, unless on the date of such Borrowing (and after giving effect thereto): (a) Administrative Agent shall have timely received therefor a Notice of Borrowing; (b) all of the representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects on and as of the date of Borrowing as if made on and as of such date; (c) no Event of Default or Unmatured Event of Default shall have occurred and be continuing on such date or after giving effect to the Borrowing requested; and (d) the funding of such Borrowings is permitted by Law. Each Notice of Borrowing delivered to Administrative Agent shall constitute the representation and warranty by Borrower to Administrative Agent that the statements in CLAUSES (b), (c) and (d) above are true and correct in all respects. Each condition precedent in this Agreement is material to the transactions contemplated in this Agreement, and time is of the essence in respect of each thereof. Subject to the prior approval of Majority Banks, Banks may fund any Borrowing without all conditions being satisfied, but, to the extent permitted by Law, the same shall not be deemed to be a waiver of the requirement that each such condition precedent be satisfied as a prerequisite for any subsequent funding unless Majority Banks specifically waive each such item in writing.

SECTION 7 REPRESENTATIONS AND WARRANTIES. To induce Banks to enter into this Agreement and to make the loans herein provided for, Borrower hereby represents and warrants to the Administrative Agent and to each Bank that:

         7.1 Financial Condition. The Current Financials present fairly the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of their operations and cash flows, as of and for the portion of the fiscal year ending on the date or dates thereof (subject only to year-end audit adjustments). All such Financial Statements including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein) Neither Borrower nor any of its consolidated Subsidiaries had, as of the dates of the consolidated balance sheets referred to above, any Contingent Obligation, contingent liabilities, or liability for Taxes, long-term leases, or unusual forward or long-term commitments, which are material to Borrower and its consolidated Subsidiaries taken as a whole and are not reflected in the foregoing statements or in the notes thereto and are required by GAAP to be so reflected.

         7.2 No Change. Since September 30, 1999, there has been no material adverse change in the business, operations, assets, or financial or other condition of the Companies taken as a whole.

         7.3 Corporate Existence; Compliance with Law. Each of (a) the Borrower and its Significant Subsidiaries (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and (ii) has the corporate, company or partnership power, as the case may be, and authority and the legal right to own and operate its property, to lease the property it operates, and to conduct the business in which it is currently engaged, and (b) the Companies (i) is duly qualified as a foreign corporation and in good



                                                      REVOLVING CREDIT AGREEMENT
standing under the Laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such qualification, except to the extent that failure to be so qualified is not reasonably likely, in the aggregate, to be a Material Adverse Event, and (ii) is in compliance with all Laws except to the extent that the failure to comply therewith is not reasonably likely, in the aggregate, to be a Material Adverse Event.

         7.4 Corporate Power; Authorization; Enforceable Obligations. Borrower has the corporate power and authority and the legal right to make, deliver, and perform the Loan Documents and to borrow hereunder and has taken all necessary corporate action to authorize the Borrowings on the terms and conditions of the Loan Documents and to authorize the execution, delivery, and performance of the Loan Documents. The execution, delivery, and performance of the Loan Documents will not contravene any provision of the charter or bylaws. No approval, consent, exemption or authorization of, filing with, or other act by, or in respect of, any Governmental Authority, is necessary or required in connection with the Borrowings hereunder or with the execution, delivery, performance, validity, or enforceability of the Loan Documents. The Loan Documents have been duly executed and delivered on behalf of Borrower and constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and by equitable principles regardless of whether considered in a proceeding in equity or at law.

         7.5 No Legal Bar; No Contravention. The execution, delivery, and performance of the Loan Documents, the Borrowings hereunder, and the use of the proceeds thereof, will not (a) violate any Laws (including, without limitation, Regulation U, the Securities Act of 1933 and the Securities Exchange Act of
1934), or any Contractual Obligation of any Company, or (b) conflict with or result in a default under, any Contractual Obligation, judgment, injunction, order, decree or other instrument binding upon any Company or result in or require the creation or imposition of any Lien (other than Liens permitted in accordance with SECTION 8.10) on any of its or their respective properties or revenues pursuant to any Laws or Contractual Obligation.

         7.6 No Material Litigation. No Litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against any Company or against any of its or their respective properties or revenues (a) with respect to the Loan Documents or any of the transactions contemplated hereby or (b) which is reasonably likely to constitute a Material Adverse Event.

         7.7 No Default. No Company is in default under or with respect to any Contractual Obligation in any respect which could be a Material Adverse Event. No Event of Default or Unmatured Event of Default has occurred and is continuing.

         7.8 Ownership of Property; Liens. The Companies taken, as a whole, have good and indefeasible title to all their material assets reflected in the Current Financials as being owned by them (except as sold or otherwise disposed of in the ordinary course of business after the date of such Current Financials) free of any Lien, except Liens permitted in accordance with SECTION 8.10.

         7.9 Taxes. Each of the Companies has filed or caused to be filed all Tax returns which to the knowledge of Borrower are required to be filed (except for state and local Tax returns where such failure to qualify and such failure to file is not reasonably likely, in the aggregate for all such jurisdictions, to be a Material Adverse Event), and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees



                                                      REVOLVING CREDIT AGREEMENT
or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the appropriate Companies, as the case may be, and those that could not reasonably be expected to be a Material Adverse Event); and no Tax liens have been filed and, to the knowledge of Borrower, no claims are being asserted with respect to any such Taxes, fees or other charges which, in either case, is reasonably likely to be a Material Adverse Event.

         7.10 Federal Regulations. No Company is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect. No part of the proceeds of any Borrowings hereunder will be used for any purpose which violates, or results in a violation of, the provisions of the Regulations of such Board of Governors. "Margin Stock" (as defined in Regulation U) constitutes less than 25% of those assets of the Companies which are subject to any limitation on sale, pledge, or other restriction hereunder.

         7.11 Compliance with ERISA.

         (i) Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; no Plan which is Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan (which is not a Multiemployer
Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of
Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither any Company nor any ERISA Affiliate has incurred any material liability to, or on account of, a Plan pursuant to Sections 406, 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 401(a)(29), 4971 or
4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to any Company or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee or administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened that could reasonably be expected to be a Material Adverse Event; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company and its ERISA Affiliates to all Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Plan, would not exceed $25,000,000; each group health plan (as defined by Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Companies or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of any Company or any ERISA Affiliate exists or is likely to arise on account of any Plan and neither



                                                      REVOLVING CREDIT AGREEMENT
any Company nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected, either individually or in the aggregate, to cause a Material Adverse Event.

         (ii) Each Foreign Pension Plan, if any, has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except where failure to do so could not reasonably be expected to be a Material Adverse Event. All contributions required to be made with respect to a Foreign Pension Plan have been timely made, except the failure of which to make could not reasonably be expected to be a Material Adverse Event. Neither any Company nor its subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan, except such obligation that could not reasonably be expected to be a Material Adverse Event. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities, except if any such excess could not reasonably be expected to be a Material Adverse Event.

         7.12 Investment Company Act, etc. None of the Borrower, any Person controlling the Borrower, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. None of the Companies is subject to regulation under (i) the Public Utility Holding Company Act of 1935,
(ii) the Federal Power Act, (iii) the Interstate Commerce Act, (iv) any state public utilities code, or (v) any Federal or state statute or regulation, limiting, in the case of CLAUSES (iii), (iv) and (v), its ability to incur Debt for borrowed money.

         7.13 Environmental Matters. Except as to matters which, individually, or in the aggregate, are not reasonably likely to result in a Material Adverse Event,

                  (a) The Companies have obtained all Environmental Permits with respect to the business in which they are engaged (the "BUSINESS") and with respect to the facilities and properties owned, leased, or operated by the Companies (the "PROPERTIES"), and the Business and all operations at the Properties are in compliance with all Environmental Permits and are otherwise in compliance with all Environmental Laws;

                  (b) No Company has received any Environmental Claim with respect to any of the Properties or the Business or otherwise, nor does Borrower have knowledge or reason to believe that any such Environmental Claim will be received or is threatened; and

                  (c) There are no past or present actions, activities, events, conditions, or circumstances, including, without limitation, the Release, threatened Release, emission, discharge, generation, treatment, storage, or disposal of Hazardous Substances at any location, that could reasonably be expected to give rise to liability of any Company under any Environmental Law or any contract or agreement.

         7.14 Year 2000 Compliance. Borrower has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by



                                                      REVOLVING CREDIT AGREEMENT
suppliers and vendors) that could be materially adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Borrower or any of its Subsidiaries (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented in all material respects that plan in accordance with that timetable.

         7.15 Purpose of Facility. Borrower will use all proceeds of Borrowings for one or more of the following purposes: (i) to repurchase Borrower's Subordinated Notes, (ii) to repurchase Borrower's common stock, and (iii) for working capital and for general corporate purposes.

         7.16 Pari Passu Obligations; Senior Indebtedness. The claims and rights of the Banks and the Administrative Agent against Borrower under this Agreement and the Notes will not be subordinate to, and will rank at least pari passu with, the claims and rights of any other unsecured creditors of Borrower with respect to indebtedness which is not in any manner subordinated in right of payment or security in any respect to the Obligation. The Obligation is permitted in accordance with the terms of the Subordinated Indenture and constitutes "Designated Senior Indebtedness" and "Senior Indebtedness" as such terms are defined in the Subordinated Indenture. The Borrower hereby specifically designates the Obligation as "Designated Senior Indebtedness" for purposes of the Subordinated Indenture. This Agreement and the other Loan Documents represent a "Bank Credit Facility" for purposes of the Subordinated Indenture. So long as the Subordinated Indenture is in full force and effect, all Borrowings are and will be made in compliance with the restrictions contained in the Subordinated Indenture.

         7.17 Full Disclosure. All information furnished to the Banks in writing prior to the date hereof in connection with the transactions contemplated hereby does not, collectively, contain any misstatement of a material fact or omit to state a fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading in any material respect on and as of the date hereof.

SECTION 8 COVENANTS. Borrower covenants and agrees (and agrees to cause each other Company to the extent any covenant is applicable to such Company) to perform, observe, and comply with each of the following covenants, from the Closing Date and so long thereafter as Banks are committed to fund Borrowings under this Agreement and thereafter until the payment in full of the Principal Debt and payment in full of all interest, fees, and other amounts of the Obligation then due and owing, unless Borrower receives a prior written consent to the contrary by Administrative Agent as authorized by Majority Banks:

         8.1 Financial Statements. Borrower shall furnish to the Administrative Agent in sufficient quantity for each Bank:

                  (a) As soon as available, but in any event within 95 days after the end of each fiscal year of Borrower, Financial Statements, showing the consolidated financial condition and results of operation calculated for Borrower and its consolidated Subsidiaries as at the end of such year, certified without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of a nationally recognized standing; and



                                                      REVOLVING CREDIT AGREEMENT

                  (b) As soon as available, but in any event not later than 50 days after the end of each of the first three quarterly-periods of each fiscal year of Borrower, the unaudited Financial Statements showing the consolidated financial condition and results of operation calculated for Borrower and its consolidated Subsidiaries as at the end of each such quarter and the portion of the fiscal year through such date, certified by a Responsible Officer (subject to year-end audit adjustments);

all such Financial Statements to be prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

         8.2 Certificates; Other Information. Borrower shall furnish to the Administrative Agent in sufficient quantity for each Bank:

                  (a) Concurrently with the delivery of the Financial Statements referred to in SECTION 8.1(a) and (b), a certificate of a Responsible Officer (i) stating that, to the best of such officer's knowledge, the Companies during such period have observed or performed all of the covenants and other agreements applicable to such Companies, and that such officer has obtained no knowledge of any Event of Default or Unmatured Event of Default, except as specified in such certificate, and (ii) showing in reasonable detail the calculations supporting such statement in respect of SECTION 8.16;

                  (b) Within five Business Days after the same are sent, copies of all Financial Statements and annual reports which Borrower sends to its stockholders, and within five days after the same are filed, copies of all Financial Statements and reports which Borrower may make to, or file with, the Securities and Exchange Commission or any successor; and

                  (c) Promptly, such additional financial and other information as any Bank may from time to time reasonably request.

         8.3 Payment of Obligations. Each Company shall pay, discharge, or otherwise satisfy all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of such Company; provided that none of the Companies shall be required to pay any such tax, assessment, charge, levy or claim (i) the payment of which is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Companies, as the case may be, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, could not reasonably be expected to be a Material Adverse Event.

         8.4 Conduct of Business and Maintenance of Existence. None of the Companies shall engage in any business if, as a result thereof, the business of the Companies, taken as a whole, would not be substantially the same as that conducted on the Closing Date. For purposes of this SECTION 8.4, the business of the manufacture and distribution of building products shall be deemed to be within the types of business conducted by the Companies on the Closing Date. Each Company shall preserve, renew and keep in full force and effect its corporate or partnership existence, as the case may be, and take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business (other than those rights, privileges, and franchises the



                                                      REVOLVING CREDIT AGREEMENT
failure of which to maintain could not reasonably be expected to be a Material Adverse Event); provided that nothing in this Section shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person, (ii) the sale or other disposition (whether by merger or otherwise) of the capital stock or assets of any Subsidiary, if such transaction complies with the provisions of SECTION 8.11 or
(iii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks and if, with respect to each of the foregoing CLAUSES (i), (ii) and (iii), after giving effect thereto, no Event of Default or Unmatured Event of Default shall have occurred and be continuing. Company shall comply with all Contractual Obligations and Laws, except to the extent that the failure to comply therewith would not, in the aggregate, be a Material Adverse Event.

         8.5 Maintenance of Property; Insurance. Each Company shall (i) keep all property useful and necessary in its business in good working order and condition, except when failure to do so could reasonably be expected to be a Material Adverse Event; (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and (iii) furnish to each Bank, upon written request, full information as to the insurance carried.

         8.6 Inspection of Property; Books and Records; Discussions. Each Company shall (i) keep proper books of record and account in which full, true, and correct entries in conformity with GAAP and all Laws shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit representatives of any Bank to visit and inspect any of its properties at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties, and financial and other condition of Borrower and its Subsidiaries with officers and employees of the Companies and with its independent certified public accountants.

         8.7 Notices. Borrower shall promptly give notice to Administrative Agent and each Bank of:

                  (a) The occurrence of any Event of Default or Unmatured Event of Default;

                  (b) Any (i) default or event of default under any Contractual Obligation of any Company or (ii) Litigation, investigation, or proceeding which may exist at any time between any Company and any Governmental Authority, which in either case, is reasonably likely to be a Material Adverse Event;

                  (c) Any Litigation or proceeding affecting any Company (i) in which the potential loss not covered by insurance could reasonably be expected to be $50,000,000 or more or (ii) in which injunctive or similar relief is sought which is reasonably likely to be a Material Adverse Event;

                  (d) The occurrence of a Material Adverse Event.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.



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                                       32

         8.8 Year 2000 Compliance. Borrower will promptly notify the Administrative Agent in the event Borrower discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 compliant on a timely basis, except to the extent that such failure is not reasonably expected to be a Material Adverse Event.

         8.9 Compliance with Laws. The Companies will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including laws relating to pension funds and Environmental Laws, which, if violated, could reasonably be expected to be a Material Adverse Event.

         8.10 Limitation on Liens. The Companies shall not, directly or indirectly, create, incur, assume, or suffer to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

                  (a) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the appropriate Companies in accordance with GAAP;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and for which adequate reserves in accordance with GAAP, if any, have been set aside;

                  (c) pledges or deposits in connection with workmen's compensation, unemployment insurance, and other social security legislation;

                  (d) easements, rights-of-way, mineral reservations, restrictions, and other similar encumbrances, defects or irregularities of title which do not in any case (i) secure Debt or (ii) materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Companies;

                  (e) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

                  (f) statutory or common law banker's liens in the nature of rights of setoff arising in the ordinary and usual course of business of the Companies;

                  (g) any Lien upon assets existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any Debt incurred prior to, at the time of, or within 90 days after, the acquisition of such assets for the purpose of financing all or any part of the purchase price thereof, so long as such Lien is limited to the assets so acquired;

                  (h) Liens securing Acquired Indebtedness if such Liens secured such Acquired Indebtedness at the time such Acquired Indebtedness becomes an obligation of any Company and such Liens were not incurred in connection with, or in anticipation of, such Acquired Indebtedness becoming an obligation of a Company; provided, however, that such Liens shall



                                                      REVOLVING CREDIT AGREEMENT
         not extend to or cover any assets of any Company other than the assets that secured the Acquired Indebtedness prior to such Acquired Indebtedness becoming an obligation of a Company;

                  (i) Liens arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by the foregoing CLAUSES (g) and (h), provided that such Debt is not increased and is not secured by any additional assets;

                  (j) Liens in the nature of deposits with a trustee or other depository in connection with a redemption, payment, acquisition, repurchase or retirement for value of the Subordinated Notes; and

                  (k) Liens, in addition to those otherwise specified in this Section, which in the aggregate do not secure obligations in excess of 10% of Consolidated Net Worth.

         8.11 Prohibition of Fundamental Changes. No Company shall, directly or indirectly, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, transfer, lease or otherwise dispose of, whether in one transaction or a series of transactions, all or substantially all of its assets, whether now owned or hereafter acquired, to or in favor of any Person, except that:

                  (a) Any corporation (including any Subsidiary of Borrower) may be merged or consolidated with or into Borrower (provided that, Borrower shall be the continuing or surviving corporation) or with any one or more Subsidiaries of Borrower (provided that, (i) if any such transaction shall be between a corporation (including any Subsidiary of Borrower) and a Wholly-owned Subsidiary of Borrower, the continuing or surviving corporation shall be a Wholly-owned Subsidiary of Borrower and (ii) immediately after each such transaction and after giving effect thereto, Borrower is in compliance with this Agreement and no Event of Default or Unmatured Event of Default shall have occurred and be continuing);

                  (b) Borrower may be merged into a corporation ( the "SUCCESSOR CORPORATION") solely for the purpose of changing the Borrower's domicile (a "REINCORPORATION MERGER") as provided in Rule 145 (a) (2) of the Securities Act of 1933, as amended from time to time, and such Successor Corporation shall:

                           (i) immediately after giving effect to such merger
                  have-then-effective ratings (or implied ratings) published by Moody's and S&P applicable to such Successor Corporation's senior, unsecured, non-credit-enhanced, long term indebtedness for borrowed money, which ratings shall be Baa3 or higher (if assigned by Moody's) or BBB- or higher (if assigned by S&P);

                           (ii) be a corporation organized and existing under
                  the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by amendment to this Agreement acceptable to the Majority Banks executed by the Borrower and such Successor Corporation and delivered to the Administrative Agent, the due and punctual payment of the principal of, and interest on, the Borrowings made hereunder and other amounts payable under this Agreement and the performance and observance of every covenant hereof on the part of the Borrower to be performed or observed and this Agreement shall remain in full force and effect;



                                                      REVOLVING CREDIT AGREEMENT

                           (iii) immediately after giving effect to such merger,
                  no Event of Default and no Unmatured Event of Default, shall have occurred and be continuing;

                           (iv) immediately after giving effect to such merger,
                  all of the representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects as if made by such Successor Corporation; and

                           (v) the Borrower shall have delivered to the
                  Administrative Agent a certificate signed by a Responsible Officer and a written opinion of counsel satisfactory to the Administrative Agent (who may be counsel to the Borrower), each stating that such transaction and such amendment to this Agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been satisfied; and

                  (c) any Subsidiary may enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, transfer, lease or otherwise dispose of, whether in one transaction or a series of transactions, all or substantially all of its assets, whether now owned or hereafter acquired, to or in favor of any Person; provided that, immediately after each such transaction and after giving effect thereto, Borrower is in compliance with this Agreement and no Event of Default and no Unmatured Event of Default shall have occurred and be continuing.

         8.12 Subsidiary Debt. No Subsidiary of Borrower will incur or at any time be liable with respect to any Debt, or to issue or have outstanding any preferred stock, except: (i) Debt or preferred stock outstanding on the date hereof; (ii) Debt or preferred stock of a Subsidiary issued to and held by the Company or a Wholly-Owned Subsidiary; (iii) Debt or preferred stock of any Person existing at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such event; (iv) refinancing, extension, renewal or refunding of any Debt or preferred stock permitted by the foregoing clauses
(i) through (iii); (v) Non-Recourse Debt; and (vi) Debt or preferred stock in addition to that set forth in clauses (i) through (v), if, after giving effect thereto, the aggregate outstanding principal amount of Debt of all Subsidiaries pursuant to this clause (vi) does not exceed 10% of Consolidated Net Worth.

         8.13 Subsidiary Dividends. No Company shall be a party to or enter into any agreement, instrument or other document which prohibits or restricts in any way, or to otherwise, directly or indirectly, create or cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of Borrower to (i) pay dividends or make any other distributions in respect of its capital stock or any other equity interest or participation in any Subsidiary, or pay or repay any Debt owed to Borrower or any Subsidiary,
(ii) make loans or advances to Borrower or (iii) transfer any of its properties or assets to Borrower or any Subsidiary (subject to the rights of any holder of a Lien on any such properties or assets which Lien is a Permitted Lien) other than (a) customary restrictions contained in purchase and sale agreements with respect to the sale of assets or Capital Stock that relate to such assets or Capital Stock for the period from and after the date of the execution and delivery of such purchase and sale agreement until the date of the closing thereunder, (b) restrictions on Subsidiaries not Wholly-owned by Borrower that are acquired or created after the Closing Date, and (c) encumbrances or restrictions binding upon any Person at the time such Person becomes a Subsidiary (unless the agreement creating such encumbrance or



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                                       35
restriction was entered into in connection with, or in contemplation of, such Person becoming a Subsidiary) provided that such encumbrances or restrictions shall not encumber or restrict any assets of the Borrower or its other Subsidiaries other than such Subsidiary.

         8.14 Compliance with ERISA. As soon as possible and, in any event, within ten (10) days after any Company or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following that will or could reasonably be expected to be a Material Adverse Event, Borrower will deliver to each of the Banks a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that a Company or any ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by a Company, the Plan administrator or any ERISA Affiliate to or with the PBGC or any other governmental agency, or a Plan participant or any notices received by any Company or such ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that Borrower has previously delivered to the Banks a certificate and notices (if any) concerning such event); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation
Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .66, .67 or .68 of PBGC
Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that any Company or any ERISA Affiliate will or may incur any material liability with respect to, or on account of, the termination of or withdrawal from a Plan under Sections 4062, 4063, 4064, 4069, 4201, 4204, or 4212 of ERISA or with respect to a Plan under Sections 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA; or that Companies or an ERISA Affiliate will or may incur a material liability with respect to a group health as defined in Section 607(1) of ERISA or under Section 4980B of the Code; or that a Company or an ERISA Affiliate will or may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. Companies will deliver to each of the Banks copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. At the written request of any Bank, Companies will also deliver to such Banker a complete copy of the annual report (and related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service on the Form 5500 series. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to the PBGC or any other governmental agency, and any material notices received by Companies or any ERISA Affiliate with respect to any Plan shall be delivered to the Banks no later than ten (10) days after the date such records, documents and/or information has been furnished to the PBGC or any other governmental agency or such notice has been received by Companies or the



                                                      REVOLVING CREDIT AGREEMENT

ERISA Affiliate, as applicable. Each of the Companies shall insure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not, either individually or in the aggregate, reasonably be expected to cause a Material Adverse Event.

         No Company or ERISA Affiliate shall, directly or indirectly, (a) terminate any Plan so as to result in any liability to PBGC; (b) engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan which would result in a liability for an excise tax or civil penalty in connection therewith; (c) incur or suffer to exist any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan; (d) allow or suffer to exist any event or condition, which presents a risk of incurring a material liability to PBGC by reason of termination of any such Plan; or (e) incur or likely incur withdrawal liability under a Multiemployer Plan or incur liability respecting the insolvency or reorganization of a Multiemployer Plan; and, in each of CLAUSES
(a) through (e) hereof, such liability, deficiency or risk, as the case may be, when taken together with all other contingencies and facts relating to the Companies under this Section, is a Material Adverse Event.

         8.15 Assignment. Borrower shall not assign or transfer any of its Rights, duties, or obligations under any of the Loan Documents except pursuant to a Reincorporation Merger in accordance with SECTION 8.11(b).

         8.16 Financial Covenants.

                  (a) Leverage Ratio. Borrower shall not permit, as of the final day of any fiscal quarter of the Borrower, its Leverage Ratio, calculated based upon the four (4) immediately preceding fiscal quarters, including the quarter then ended, to be greater than 3.00:1.00.

                  (b) Consolidated Net Worth. Borrower shall not permit, at any time its Consolidated Net Worth to be less than Six Hundred Million Dollars ($600,000,000).

                  (c) Interest Coverage Ratio. Borrower shall not permit, as of the last day of any fiscal quarter of the Borrower, the ratio of: (i) Consolidated EBITDA for the twelve-month period ending on such date to
         (ii) Consolidated Interest Expense for such period to be less than 3.00 to 1.00.

         8.17 Transactions with Affiliates. No Company shall enter into any material transaction with any of its Affiliates (other than transactions between or among Companies), other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than such Company could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate.

SECTION 9 EVENT OF DEFAULT. The term "EVENT OF DEFAULT" means the occurrence of any one or more of the following events:

         9.1 Payment of Obligation. Borrower shall fail to pay all or any part of the principal of the Obligation when the same becomes due (whether by its terms, by acceleration, or as otherwise provided in the Loan Documents) or shall fail to pay any other part of the Obligation (including,



                                                      REVOLVING CREDIT AGREEMENT
without limitation, interest and fees) within three Business Days of when the same becomes due (whether by its terms, by acceleration, or as otherwise provided in the Loan Documents).

         9.2 Misrepresentation. Any representation or warranty made or deemed made by any Company in any Loan Document shall prove to have been incorrect in any respect material to the Companies taken as a whole on or as of the date made or deemed made.

         9.3 Covenants. The failure or refusal of Borrower (and, if applicable, any other Company) to punctually and properly perform, observe, and comply with:

                  (a) Any covenant, agreement, or condition contained in SECTIONS 8.7 AND 8.10 through 8.17; and

                  (b) Any other covenant, agreement, or condition contained in any Loan Document (other than the covenant to pay the Obligations addressed in SECTION 9.1 or the covenants addressed in SECTION 9.3(a)) and such failure or refusal shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Bank.

         9.4 Default Under Other Debt. An Event of Default as defined in the Existing Credit Agreement shall occur or the Companies shall (i) default in any payment of principal of or interest on any Debt (other than the Obligation), beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Debt was created; provided that, such Debt shall be in the amount of $50,000,000 or more; or (ii) default in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing, or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt or other indebtedness to become due prior to its stated maturity.

         9.5 Debtor Relief. Any Company (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, other than as a creditor or claimant, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of Administrative Agent or any Bank granted in the Loan Documents (unless, in the event such proceeding is involuntary, such proceeding remains undismissed, undischarged, or unbonded for a period of 60 days); and (c) any Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

         9.6 Attachment. There shall be commenced against any Company any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, or bonded pending appeal within 60 days from the entry thereof; or any Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceedings.

         9.7 Employee Benefit Plans. The following shall occur: (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period



                                                      REVOLVING CREDIT AGREEMENT
is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, Reportable Event shall have occurred, a contributing sponsor ( as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b) (1) thereof) and an event described in subsections .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulations Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, Company or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Sections 406, 409, 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 401(a)(29), 4971 or 4975 of
the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B of the Code) under Section 4980B of the Code, or any Company or ERISA Affiliate has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plan (as defined in Section 3(1) of ERISA that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a "default" within the meaning of Section 4219(c)(5) of ERISA shall have occurred with respect to any Plan, any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a "Change of Law"), or, as a result of a Change in Law, an event occurs following a Change in Law with respect to or otherwise affecting any Plan, insolvency or reorganization of a Multiemployer Plan, or any other event or condition shall occur or exist with respect to a Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, is, or could reasonably be expected to cause, a Material Adverse Event.

         9.8 Judgments. One or more judgments or decrees shall be entered against any of the Companies involving in the aggregate a liability (not covered by insurance or not paid) of $50,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, or stayed within 60 days from the entry thereof.

         9.9 Change of Control. A Change of Control shall occur.

SECTION 10 RIGHTS AND REMEDIES.

         10.1 Remedies Upon Event of Default.

                  (a) If an Event of Default exists under SECTION 9.5 or 9.6, the commitment to extend credit hereunder shall automatically terminate and the entire unpaid balance of the Obligation under the Revolving Facility shall automatically become due and payable without any action or notice of any kind whatsoever.

                  (b) If any Event of Default exists, Administrative Agent (subject to the terms of SECTION 11) shall upon the request of Majority Banks or Majority Banks may, do any one or more of the following: (i) if the maturity of the Obligation under the Revolving Facility has not already been accelerated under SECTION 10.1(a), declare the entire unpaid balance of the



                                                      REVOLVING CREDIT AGREEMENT

         Obligation, or any part thereof, immediately due and payable, whereupon it shall be due and payable; (ii) terminate the commitments of Banks to extend credit hereunder; (iii) reduce any claim to judgment; (iv) to the extent permitted by Law, exercise (or request each Bank to, and each Bank shall be entitled to, exercise) the Rights of offset or banker's Lien against the interest of Borrower in and to every account and other property of Borrower which are in the possession of Administrative Agent or any Bank to the extent of the full amount of the Obligation (to the extent permitted by Law, Borrower being deemed directly obligated to each Bank in the full amount of the Obligation for such purposes); and (v) exercise any and all other legal or equitable Rights afforded by the Loan Documents, the Laws of the State of Texas, or any other applicable jurisdiction as Administrative Agent shall deem appropriate, or otherwise, including, but not limited to, the Right to bring suit or other proceedings before any Governmental Authority either for specific performance of any covenant or condition contained in any of the Loan Documents or in aid of the exercise of any Right granted to Administrative Agent or any Bank in any of the Loan Documents.

         10.2 Borrower Waivers. To the extent permitted by Law, Borrower hereby waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to the Obligation (or any part thereof), shall not be affected by any renewal or extension in the time of payment of the Obligation (or any part thereof), by any indulgence, or by any release or change in any security for the payment of the Obligation (or any part thereof).

         10.3 Performance by Administrative Agent. If any covenant, duty, or agreement of any Company is not performed in accordance with the terms of the Loan Documents, after the occurrence and during the continuance of an Event of Default, Administrative Agent may, at its option (but subject to the approval of Majority Banks), perform or attempt to perform such covenant, duty, or agreement on behalf of such Company. In such event, any amount expended by Administrative Agent in such performance or attempted performance shall be payable by the Borrower, to Administrative Agent on demand, shall become part of the Obligation, and shall bear interest at the Default Rate from the date of such expenditure by Administrative Agent until paid. Notwithstanding the foregoing, it is expressly understood that Administrative Agent does not assume and shall never have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty, or agreement of any Company.

         10.4 Delegation of Duties and Rights. Banks may perform any of their duties or exercise any of their Rights under the Loan Documents by or through their respective Representatives (provided, that such delegation does not release any Bank of any of its obligations hereunder).

         10.5 Not in Control. Nothing in any Loan Document shall, or shall be deemed to (a) give any Agent or any Bank the Right to exercise control over the assets (including real property), affairs, or management of any Company, (b) preclude or interfere with compliance by any Company with any Law, or (c) require any act or omission by any Company that may be harmful to Persons or property. Any "Material Adverse Event" or other materiality qualifier in any representation, warranty, covenant, or other provision of any Loan Document is included for credit documentation purposes only and shall not, and shall not be deemed to, mean that any Agent or any Bank acquiesces in any non-compliance by any Company with any Law or document, or that any Agent or any Bank does not expect the Companies to promptly, diligently, and continuously carry out all appropriate removal, remediation, and termination activities required or appropriate in accordance with all Environmental Laws. No Agent or Bank has any fiduciary relationship with or fiduciary duty to Borrower or any



                                                      REVOLVING CREDIT AGREEMENT

Company arising out of or in connection with the Loan Documents, and the relationship between Agents and Banks, on the one hand, and Borrower, on the other hand, in connection with the Loan Documents is solely that of debtor and creditor. The power of Agents and Banks under the Loan Documents is limited to the Rights provided in the Loan Documents, which Rights exist solely to assure payment and performance of the Obligation and may be exercised in a manner calculated by Agents and Banks in their respective good faith business judgment.

         10.6 Course of Dealing. The acceptance by Administrative Agent or Banks at any time and from time to time of partial payment on the Obligation shall not be deemed to be a waiver of any Event of Default then existing. No waiver by Administrative Agent, Majority Banks, or Banks of any Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Event of Default. No delay or omission by Administrative Agent, Majority Banks, or Banks in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.

         10.7 Cumulative Rights. All Rights available to Administrative Agent and Banks under the Loan Documents are cumulative of and in addition to all other Rights granted to Administrative Agent and Banks at law or in equity, whether or not the Obligation is due and payable and whether or not Administrative Agent or Banks have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

         10.8 Application of Proceeds. Any and all proceeds ever received by Administrative Agent or Banks from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation in the order and manner set forth in SECTION 3.11.

         10.9 Limitation of Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, any action taken or proposed to be taken by Administrative Agent or any Bank under any Loan Document which would affect the operational, voting, or other control of any Company, shall be pursuant to any applicable state Law, and the applicable rules and regulations thereunder.

         10.10 Expenditures by Banks. Borrower shall promptly pay within fifteen
(15) Business Days after request therefor (a) all reasonable costs, fees, and expenses paid or incurred by any Agent incident to any Loan Document (including, but not limited to, the reasonable fees and expenses of counsel to Administrative Agent and the allocated cost of internal counsel in connection with the negotiation, preparation, delivery, execution, coordination, and administration of the Loan Documents and any related amendment, waiver, or consent) and (b) following the occurrence and continuation of a Event of Default, all reasonable costs and expenses of Banks and Administrative Agent incurred by Administrative Agent or any Bank in connection with the enforcement of the obligations of any Company arising under the Loan Documents (including, without limitation, costs and expenses incurred in connection with any workout or bankruptcy) or the exercise of any Rights arising under the Loan Documents (including, but not limited to, reasonable attorneys' fees including allocated cost of internal counsel, court costs and other costs of collection), all of which shall be a part of the Obligation and shall bear interest at the Default Rate from the date due until the date repaid by Borrower.



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


         10.11 Indemnification. Borrower agrees to indemnify and hold harmless each Agent, Arranger, and each Bank and each of their respective Affiliates and their respective officers, directors, employees, agents, attorneys, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Borrowings (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct; provided, that the Borrower shall have no obligation hereunder to any Agent or any Bank with respect to indemnified liabilities arising from the gross negligence or willful misconduct of any Agent or any such Bank. In the case of an investigation, litigation, or other proceeding to which the indemnity in this SECTION 10.11 applies, except as provided above, such indemnity shall be effective whether or not such investigation, litigation, or proceeding is brought by Borrower, its directors, shareholders or creditors or an Indemnified Party or any other person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrower agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Borrowings. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this SECTION 10.11 shall survive the payment in full of the Borrowings and all other amounts payable under this Agreement.

SECTION 11 AGREEMENT AMONG BANKS.

         11.1 Administrative Agent.

                  (a) Each Bank hereby appoints Wells Fargo Bank (Texas), National Association (and Wells Fargo Bank (Texas), National Association hereby accepts such appointment) as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Bank in and under all Loan Documents; (ii) to arrange the means whereby the funds of Banks are to be made available to Borrower under the Loan Documents; (iii) to take such action as may be requested by any Bank under the Loan Documents (when such Bank is entitled to make such request under the Loan Documents and after such requesting Bank has obtained the concurrence of such other Banks as may be required under the Loan Documents); (iv) to receive all documents and items to be furnished to Banks under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, and similar party in respect of, and to receive, as the case may be, any collateral for the benefit of Banks;
         (vi) to timely distribute, and Administrative Agent agrees to so distribute, to each Bank all material information, requests, documents, and items received from Borrower under the Loan Documents; (vii) to promptly distribute to each Bank its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents; (viii) to deliver to the appropriate Persons requests, demands, approvals, and consents received from Banks; and (ix) to execute, on behalf of Banks, such releases or other documents or instruments as are permitted by the Loan Documents or as directed by Banks



                                                      REVOLVING CREDIT AGREEMENT
         or Majority Banks (when entitled to so authorize) from time to time; provided, however, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable Law.

                  (b) Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to Banks and Borrower. Should the initial or any successor Administrative Agent ever cease to be a party hereto or should the initial or any successor Administrative Agent ever resign as Administrative Agent, then Majority Banks shall elect the successor Administrative Agent from among the Banks (other than the resigning Administrative Agent) with the consent of the Borrower (unless an Event of Default has occurred and is continuing), which consent is not to be unreasonably withheld or delayed by the Borrower. If no successor Administrative Agent shall have been so appointed by Majority Banks, within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of Banks, appoint a successor Administrative Agent with the consent of the Borrower (unless an Event of Default has occurred and is continuing), which consent is not to be unreasonably withheld or delayed by the Borrower, which shall be a commercial bank having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent under the Loan Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the Rights of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations of Administrative Agent under the Loan Documents and each Bank shall execute such documents as any Bank may reasonably request to reflect such change in and under the Loan Documents. After any retiring Administrative Agent's resignation as Administrative Agent under the Loan Documents, the provisions of this SECTION 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

                  (c) Administrative Agent, in its capacity as a Bank, shall have the same Rights under the Loan Documents as any other Bank and may exercise the same as though it were not acting as Administrative Agent; the term "Bank" shall, unless the context otherwise indicates, include Administrative Agent; and any resignation by Administrative Agent hereunder shall not impair or otherwise affect any Rights which it has or may have in its capacity as an individual Bank. Each Bank and Borrower agree that Administrative Agent is not a fiduciary for Banks or for Borrower but simply is acting in the capacity described herein to alleviate administrative burdens for both Borrower and Banks, that Administrative Agent has no duties or responsibilities to Banks or Borrower except those expressly set forth herein, and that Administrative Agent in its capacity as a Bank has all Rights of any other Bank.

                  (d) Administrative Agent and its Affiliates may now or hereafter be engaged in one or more loan, letter of credit, leasing, or other financing transactions with Borrower, act as trustee or depositary for Borrower, or otherwise be engaged in other transactions with Borrower (collectively, the "OTHER ACTIVITIES") not the subject of the Loan Documents. Without limiting the Rights of Banks specifically set forth in the Loan Documents, Administrative Agent and its Affiliates shall not be responsible to account to Banks for such other activities, and no Bank shall have any interest in any other activities, any present or future guaranties by or for the account of Borrower which are not contemplated or included in the Loan Documents, any present or future offset exercised by Administrative Agent and



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


         its Affiliates in respect of such other activities, any present or future property taken as security for any such other activities, or any property now or hereafter in the possession or control of Administrative Agent or its Affiliates which may be or become security for the obligations of Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such other activities; provided that, if any payments in respect of such guaranties or such property or the proceeds thereof shall be applied to reduction of the obligations of Borrower arising under the Loan Documents, then each Bank shall be entitled to share in such application ratably.

         11.2 Expenses. Upon demand by Administrative Agent, each Bank shall pay its Pro Rata Part of any reasonable expenses (including, without limitation, court costs, reasonable attorneys' fees and other costs of collection) incurred by Administrative Agent in connection with any of the Loan Documents if and to the extent Administrative Agent does not receive reimbursement therefor from other sources within 60 days after incurred; provided that, each Bank shall be entitled to receive its Pro Rata Part of any reimbursement for such expenses, or part thereof, which Administrative Agent subsequently receives from such other sources.

         11.3 Proportionate Absorption of Losses. Except as otherwise provided in the Loan Documents, nothing in the Loan Documents shall be deemed to give any Bank any advantage over any other Bank insofar as the Obligation arising under the Loan Documents is concerned, or to relieve any Bank from absorbing its Pro Rata Part of any losses sustained with respect to the Obligation (except to the extent such losses result from unilateral actions or inactions of any Bank that are not made in accordance with the terms and provisions of the Loan Documents).

         11.4 Delegation of Duties; Reliance. Administrative Agent may perform any of its duties or exercise any of its Rights under the Loan Documents by or through its Representatives. Administrative Agent and its Representatives shall
(a) be entitled to rely upon (and shall be protected in relying upon) any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telecopy, telegram, telex or teletype message, statement, order, or other documents or conversation believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by Administrative Agent, (b) be entitled to deem and treat each Bank as the owner and holder of the Principal Debt owed to such Bank for all purposes until, subject to SECTION 12.13, written notice of the assignment or transfer thereof shall have been given to and received by Administrative Agent (and any request, authorization, consent, or approval of any Bank shall be conclusive and binding on each subsequent holder, assignee, or transferee of the Principal Debt owed to such Bank or portion thereof until such notice is given and received), (c) not be deemed to have notice of the occurrence of a Event of Default unless a responsible officer of Administrative Agent, who handles matters associated with the Loan Documents and transactions thereunder, has actual knowledge thereof or Administrative Agent has been notified thereof by a Bank or Borrower, and (d) be entitled to consult with legal counsel (including counsel for Borrower), independent accountants and other experts selected by Administrative Agent and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

         11.5 Limitation of Liability.

                  (a) None of the Agents or any of their respective Representatives shall be liable for any action taken or omitted to be taken by it or them under the Loan Documents in good



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                                       44
         faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by the Loan Documents or be responsible for the consequences of any error of judgment, except for fraud, gross negligence, or willful misconduct; and none of the Agents, or any of their respective Representatives has a fiduciary relationship with any Bank by virtue of the Loan Documents (provided that nothing herein shall negate the obligation of Administrative Agent to account for funds received by it for the account of any Bank).

                  (b) Unless indemnified to its satisfaction against loss, cost, liability, and expense, no Agent shall be compelled to do any act under the Loan Documents or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Documents. If Administrative Agent requests instructions from Banks or Majority Banks, as the case may be, with respect to any act or action (including, but not limited to, any failure to act) in connection with any Loan Document, such Agent shall be entitled (but shall not be required) to refrain (without incurring any liability to any Person by so refraining) from such act or action unless and until it has received such instructions. In no event, however, shall any Agent or any of its respective Representatives be required to take any action which it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Bank shall have any right of action against any Agent as a result of such Agent's acting or refraining from acting hereunder in accordance with the instructions of Majority Banks.

                  (c) No Agent shall be responsible in any manner to any Bank or any Participant for, and each Bank represents and warrants that it has not relied upon any Agent in respect of, (i) the creditworthiness of any Company and the risks involved to such Bank, (ii) the effectiveness, enforceability, genuineness, validity, or the due execution of any Loan Document, (iii) any representation, warranty, document, certificate, report, or statement made therein or furnished thereunder or in connection therewith, (iv) the existence, priority, or perfection of any Lien hereafter granted or purported to be granted under any Loan Document, or (v) observation of or compliance with any of the terms, covenants, or conditions of any Loan Document on the part of any Company. Each Bank agrees to indemnify Agents and their respective Representatives and hold them harmless from and against (but limited to such Bank's Pro Rata Part of) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses, and reasonable disbursements of any kind or nature whatsoever which may be imposed on, asserted against, or incurred by them in any way relating to or arising out of the Loan Documents or any action taken or omitted by them under the Loan Documents, to the extent such Agents and their respective Representatives are not reimbursed for such amounts by any Company (provided that, no Agent or its Representatives shall have the right to be indemnified hereunder for its or their own fraud, gross negligence, or willful misconduct).

         11.6 Event of Default; Collateral. Upon the occurrence and continuance of a Event of Default, Banks agree to promptly confer in order that Majority Banks or Banks, as the case may be, may agree upon a course of action for the enforcement of the Rights of Banks; and Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until Administrative Agent shall have received instructions from Majority Banks. In actions with respect to any property of Borrower, Administrative Agent is acting for the ratable benefit of each Bank. Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Obligation shall be construed as being for the ratable benefit of each Bank. If Administrative Agent acquires any



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                                       45
security for the Obligation or any guaranty of the Obligation upon or in lieu of foreclosure, the same shall be held for the Pro Rata benefit of all Banks.

         11.7 Limitation of Liability. To the extent permitted by Law (a) no Agent (acting in their respective agent capacities) shall incur any liability to any other Bank or Participant, including any liability caused by such Agent's negligence, except for acts or omissions resulting from its own fraud, gross negligence or wilful misconduct, and (b) no Agent, Bank, or Participant shall incur any liability to any other Person for any act or omission of any other Bank, Agent, or Participant.

         11.8 Relationship of Banks. Nothing herein shall be construed as creating a partnership or joint venture among Agents and Banks.

         11.9 Benefits of Agreement. Except for the representations and covenants in SECTION 11.1(c) in favor of Borrower, none of the provisions of this SECTION 11 shall inure to the benefit of any Company or any other Person other than Banks; consequently, neither any Company nor any other Person shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of any Agent or Bank to comply with such provisions.

         11.10 Agents; Arranger. None of the Banks identified in this Agreement or the cover page hereof as "Syndication Agent" or "Documentation Agent" or "Arranger" shall have any rights, powers, obligations, liabilities, responsibilities, or duties under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified as a "Syndication Agent" or "Documentation Agent" or "Arranger" shall have or be deemed to have any fiduciary relationship with any Bank.

         11.11 Obligation Several. The obligations of Banks hereunder are several, and each Bank hereunder shall not be responsible for the obligations of the other Banks hereunder, nor will the failure of one Bank to perform any of its obligations hereunder relieve the other Banks from the performance of their respective obligations hereunder.

SECTION 12 MISCELLANEOUS.

         12.1 Headings. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

         12.2 Nonbusiness Days. In any case where any payment or action is due under any Loan Document on a day which is not a Business Day, such payment or action may be delayed until the next-succeeding Business Day, but interest and fees shall continue to accrue in respect of any payment to which it is applicable until such payment is in fact made; provided that, if in the case of any such payment in respect of a Eurodollar Rate Borrowing the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

         12.3 Communications. Unless specifically otherwise provided, whenever any Loan Document requires or permits any consent, approval, notice, request, or demand from one party to another, such communication must be in writing (which may be by telecopy) to be effective and shall be deemed to have been given (a) if by telex, when transmitted to the telex number, if any, for such party, and the appropriate answer back is received, (b) if by telecopy, when transmitted to the telecopy number for such party (and all such communications sent by telecopy shall be confirmed



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                                       46
promptly thereafter by telephone or personal delivery or mailing in accordance with the provisions of this section; provided, that any requirement in this parenthetical shall not affect the date on which such telecopy shall be deemed to have been delivered), (c) if by mail, on the third Business Day after it is enclosed in an envelope, properly addressed to such party, properly stamped, sealed, and deposited in the appropriate official postal service, or (d) if by any other means, when actually delivered to such party. Until changed by notice pursuant hereto, the address (and telex and telecopy numbers, if any) for Administrative Agent and each Bank is set forth on SCHEDULE 2.1, and for Borrower is the address set forth by Borrower's signature on the signature page of this Agreement.

         12.4 Form and Number of Documents. Each agreement, document, instrument, or other writing to be furnished under any provision of this Agreement must be in form and substance and in such number of counterparts as may be reasonably satisfactory to Administrative Agent and its counsel.

         12.5 Exceptions to Covenants. No Company shall take any action or fail to take any action which is permitted as an exception to any of the covenants contained in any Loan Document if such action or omission would result in the breach of any other covenant contained in any of the Loan Documents.

         12.6 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and, except as otherwise indicated, shall not be affected by any investigation made by any party. All rights of, and provisions relating to, reimbursement and indemnification of any Agent or any Bank shall survive termination of this Agreement and payment in full of the Obligation.

         12.7 GOVERNING LAW. THE LAWS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES TO THE LOAN DOCUMENTS AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS.

         12.8 Invalid Provisions. If any provision in any Loan Document is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; the appropriate Loan Document shall be construed and enforced as if such provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by such provision or by its severance therefrom. Administrative Agent, Banks, and Borrower agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable.

         12.9 Entirety. THE RIGHTS AND OBLIGATIONS OF THE COMPANIES, BANKS, AND AGENTS SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN SUCH PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS AGREEMENT (AS AMENDED IN WRITING FROM TIME TO TIME) AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY ANY COMPANY, ANY BANK, OR ANY AGENT (TOGETHER WITH ALL COMMITMENT LETTERS AND FEE LETTERS AS THEY RELATE TO THE PAYMENT OF FEES AFTER THE CLOSING DATE) REPRESENT THE FINAL AGREEMENT BETWEEN THE COMPANIES, BANKS, AND AGENTS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.



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


         12.10 Jurisdiction; Venue; Service of Process; Jury Trial. EACH PARTY HERETO, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, HEREBY (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF TEXAS, AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS AND THE OBLIGATION BY SERVICE OF PROCESS AS PROVIDED BY TEXAS LAW, (B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS AND THE OBLIGATION BROUGHT IN ANY SUCH COURT, (C) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (D) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, AT ITS ADDRESS SET FORTH HEREIN, AND (E) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower and each other party to this Agreement acknowledge that this waiver is a material inducement to the agreement of each party hereto to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and each will continue to rely on each of such waivers in related future dealings. Borrower and each other party to this Agreement warrant and represent that they have reviewed these waivers with their legal counsel, and that they knowingly and voluntarily agree to each such waiver following consultation with legal counsel. THE WAIVERS IN THIS SECTION 12.10 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, AND REPLACEMENTS TO OR OF THIS OR ANY OTHER Loan Document. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

         12.11 Amendments, Consents, Conflicts, and Waivers.

                  (a) Except as otherwise specifically provided, (i) this Agreement may only be amended, modified or waived by an instrument in writing executed jointly by Borrower and Majority Banks, and, in the case of any matter affecting Administrative Agent, by Administrative Agent, and may only be supplemented by documents delivered or to be delivered in accordance with the express terms hereof, and (ii) the other Loan Documents may only be the subject of an amendment, modification, or waiver if Borrower and Majority Banks, and, in the case of any matter affecting Administrative Agent, Administrative Agent, have approved same. Without the consent of Administrative Agent and Majority Banks, no provision of SECTION 11 may be amended, modified, or waived.

                  (b) Any amendment to or consent or waiver under this Agreement or any Loan Document which purports to accomplish any of the following must be by an instrument in writing executed by Borrower and executed (or approved, as the case may be) by each Bank, and, in the case of any matter affecting Administrative Agent, by Administrative Agent: (i) extends the due date or decreases the amount of any scheduled payment of the Obligation arising under Loan Documents beyond the date specified in the Loan Documents; (ii) reduces



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                                       48
         the interest rate or decreases the amount of interest, fees, or other sums payable to Administrative Agent or Banks hereunder (except such reductions as are contemplated by this Agreement); (iii) reduces the percentage specified in the definition of "MAJORITY BANKS"; (iv) changes this CLAUSE (b) or any other matter specifically requiring the consent of all Banks hereunder; or (v) consents to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement (except pursuant to a Reincorporation Merger in accordance with SECTION 8.11(b)). Without the consent of such Bank, no Bank's "COMMITTED SUM" under the Revolving Facility may be increased.

                  (c) Any conflict or ambiguity between the terms and provisions herein and terms and provisions in any other Loan Document shall be controlled by the terms and provisions herein.

                  (d) No course of dealing nor any failure or delay by Administrative Agent, any Bank, or any of their respective Representatives with respect to exercising any Right of Administrative Agent or any Bank hereunder shall operate as a waiver thereof. A waiver must be in writing and signed by Administrative Agent and Majority Banks (or by all Banks, if required hereunder) to be effective, and such waiver will be effective only in the specific instance and for the specific purpose for which it is given.

         12.12 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each Bank execute the same counterpart so long as identical counterparts are executed by Borrower, each Bank, and Administrative Agent. This Agreement shall become effective when counterparts hereof shall have been executed and delivered to Administrative Agent by each Bank, Administrative Agent, and Borrower, or, when Administrative Agent shall have received telecopied, telexed, or other evidence satisfactory to it that such party has executed and is delivering to Administrative Agent a counterpart hereof.

         12.13 Successors and Assigns; Assignments and Participations.

                  (a) This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) Borrower may not, directly or indirectly, assign or transfer, or attempt to assign or transfer, any of its Rights, duties or obligations under any Loan Documents without the express written consent of all Banks, and (ii) except as permitted under this Section, no Bank may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligation.

                  (b) Each Bank may assign to one or more Eligible Assignees all or a portion of its Rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Borrowings and its Note); provided, however, that:

                           (i) each such assignment shall be to an Eligible
                  Assignee;

                           (ii) except in the case of an assignment to another
                  Bank or an assignment of all of a Bank's Rights and obligations under this Agreement and the other Loan



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                                       49

                  Documents, any such partial assignment shall be in an amount at least equal to $10,000,000;

                           (iii) each such assignment by a Bank shall be of a
                  constant, and not varying, percentage of all of its Rights and obligations under this Agreement and its Note;

                           (iv) the parties to such assignment shall execute and
                  deliver to the Administrative Agent for its acceptance an Assignment and Acceptance Agreement in the form of EXHIBIT D (the "ASSIGNMENT AND ACCEPTANCE") hereto, together with any Notes subject to such assignment and a processing fee of $3,000; and

                           (v) no such assignment may be made to an Eligible
                  Assignee that is a pension or welfare plan as defined in
                  Section 3 of ERISA, or other entity that holds the assets of any such plan, except that such an assignment to or on behalf of a pension or welfare plan or other entity that holds the assets of any such plan shall be permitted so long as the acquisition and holding by the assignee of any Note or interest in the Borrowings do not constitute a prohibited transaction under ERISA or are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions.

         Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, Rights, and benefits of a Bank under the Loan Documents and the assigning Bank shall, to the extent of such assignment, relinquish its rights and be released from its obligations under the Loan Documents. Upon the consummation of any assignment pursuant to this Section, Borrower shall issue appropriate Notes to the assignor and the assignee, reflecting the transaction evidenced by such Assignment and Acceptance. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with SECTION 4.6.

                  (c) Administrative Agent shall maintain at its address referred to in SECTION 12.3 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and their respective Committed Sums, and principal amount of the Borrowings owing to each Bank from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Administrative Agent and Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice. Upon the consummation of any assignment in accordance with this SECTION 12.13, SCHEDULE 2.1 shall automatically be deemed amended (to the extent required) by Administrative Agent to reflect the name, address, and respective Committed Sums of the assignor and assignee.

                  (d) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, Administrative Agent shall, if such Assignment and Acceptance has been completed and



                                                      REVOLVING CREDIT AGREEMENT
         is in substantially the form of EXHIBIT D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

                  (e) Subject to the provisions of this Section and in accordance with applicable Law, any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell to one or more Persons (each a "PARTICIPANT") participating interests in its portion of the Obligation. In the event of any such sale to a Participant, (i) such Bank shall remain a "Bank" under this Agreement and the Participant shall not constitute a "Bank" hereunder, (ii) such Bank's obligations under this Agreement shall remain unchanged, (iii) such Bank shall remain solely responsible for the performance thereof, (iv) such Bank shall remain the holder of its share of the Principal Debt for all purposes under this Agreement, (v) Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's Rights and obligations under the Loan Documents, and (vi) such Bank shall be solely responsible for any withholding taxes or any filing or reporting requirements relating to such participation and shall hold Borrower and Administrative Agent and their respective successors, permitted assigns, officers, directors, employees, agents, and representatives harmless against the same. Participants shall have no Rights under the Loan Documents, other than certain voting Rights as provided below. Subject to the following, each Bank shall be entitled to obtain (on behalf of its Participants) the benefits of SECTION 4 with respect to all participations in its part of the Obligation outstanding from time to time so long as Borrower shall not be obligated to pay any amount in excess of the amount that would be due to such Bank under SECTION 4 calculated as though no participations have been made. No Bank shall sell any participating interest under which the Participant shall have any Rights to approve any amendment, modification, or waiver of any Loan Document, except to the extent such amendment, modification, or waiver extends the due date for payment of any amount in respect of principal (other than mandatory prepayments), interest, or fees due under the Loan Documents, or reduces the interest rate or the amount of principal or fees applicable to the Obligation (except such reductions as are contemplated by this Agreement), provided that, in those cases where a Participant is entitled to the benefits of SECTION 4 or a Bank grants Rights to its Participants to approve amendments to or waivers of the Loan Documents respecting the matters previously described in this sentence, such Bank must include a voting mechanism in the relevant participation agreement or agreements, as the case may be, whereby a majority of such Bank's portion of the Obligation (whether held by such Bank or Participant) shall control the vote for all of such Bank's portion of the Obligation. Except in the case of the sale of a participating interest to another Bank, the relevant participation agreement shall not permit the Participant to transfer, pledge, assign, sell participations in, or otherwise encumber its portion of the Obligation, unless the consent of the transferring Bank (which consent will not be unreasonably withheld) has been obtained. No Bank shall sell any participating interest to a Participant that is a pension or welfare plan as defined in SECTION 3 of the ERISA or other entity that holds the assets of any such plan, except that such a sale to or on behalf of a pension or welfare plan or other entity that holds the assets of any such plan shall be permitted so long as the acquisition and holding by the Participant of its participating interest do not constitute a prohibited transaction under ERISA or are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions.



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                                       51

                  (f) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time assign and pledge all or any portion of its Borrowings and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

                  (g) Any Bank may furnish any information concerning the Companies in the possession of such Bank from time to time to Eligible Assignees and Participants (including prospective Eligible Assignees and Participants), subject, however, to SECTION 12.15.

         12.14 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Borrower's obligations under the Loan Documents shall remain in full force and effect until termination of the Commitment and payment in full of the Principal Debt and of all interest, fees, and other amounts of the Obligation then due and owing, except that SECTION 4, SECTION 10, and SECTION 12, and any other provisions under the Loan Documents expressly intended to survive by the terms hereof or by the terms of the applicable Loan Documents, shall survive such termination. If at any time any payment of the principal of or interest on any Note or any other amount payable by Borrower under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or otherwise, the obligations of Borrower under the Loan Documents with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

         12.15 Confidentiality. Administrative Agent and each Bank (each, a "LENDING PARTY") agrees to keep confidential any material information furnished or made available to it by the Borrower pursuant to this Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate of any Lending Party so long as such Persons are bound by the confidentiality requirements of this Section, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, and (i) subject to provisions substantially similar to those contained in this Section, agreed to in writing by any actual or proposed participant or assignee; provided, however, that before any disclosure is permitted under SUBSECTION (g), such Lending Party or its affiliate shall, if not legally prohibited, notify and consult with the Borrower concerning the information it proposes to disclose, to enable the Borrower to take such action as may be appropriate under the circumstances to protect the confidentiality of the information in question, provided further, however, that such Lending Party or its affiliate shall not be required to comply with the foregoing proviso, if doing so could adversely affect such Lending Party or affiliate.

         12.16 Representations of Banks. Each Bank represents that it, in good faith, has not relied upon any assets of the Companies consisting of stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in the extension of or maintenance of this Revolving Facility.



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                                       52

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                            SIGNATURE PAGES FOLLOW.]



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                                       53

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date hereinabove set forth.

                            SOUTHDOWN, INC.
                            a Louisiana corporation

                            By: /s/ DENNIS M. THIES
                               -------------------------------------------------
                            Name:   Dennis M. Thies
                            Title:  Executive Vice President -
                                    Finance and Chief Financial Officer

                            Address for Notices:

                            Southdown, Inc.
                            1200 Smith Street, Suite 2400
                            Houston, Texas 77002
                            Attn: Treasurer
                            Telephone: (713) 650-6200
                            Facsimile: (713) 653-6950

                            and with a copy to:

                            Southdown, Inc.
                            1200 Smith Street, Suite 2400
                            Houston, Texas 77002
                            Attn: General Counsel
                            Telephone: (713) 650-6200
                            Facsimile: (713) 650-8010



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


                                        WELLS FARGO BANK (TEXAS),
                                        NATIONAL ASSOCIATION, in its individual
                                        capacity and as Administrative Agent

                                        By: /s/ ANN RHOADS
                                           -------------------------------------
                                             Name: Ann Rhoads
                                             Title: Vice President



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


                                          SUNTRUST BANK, ATLANTA

                                          By: /s/ JOHN A. FIELDS, JR.
                                             -----------------------------------
                                             Name: John A. Fields, Jr.
                                             Title: Vice President



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


                                        THE BANK OF NOVA SCOTIA

                                        By: /s/ F.C.H. ASHBY
                                           -----------------------------------
                                           Name: F.C.H. Ashby
                                           Title: Senior Manager Loan Operations



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


                                        BANK ONE, TEXAS, N.A.

                                        By: /s/ GREG SMOTHERS
                                           -----------------------------------
                                           Name: Greg Smothers
                                           Title: Vice President



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


                               CREDIT AGRICOLE INDOSUEZ

                               By: /s/ PATRICK COCQUEREL
                                   ---------------------------------------------
                                  Name:  Patrick Cocquerel
                                  Title: First Vice President, Managing Director
                                         Head of Houston Representative Office

                               By: /s/ MICHAEL R. QUIRAY
                                   ---------------------------------------------
                                   Name:  Michael R. Quiray
                                   Title: Vice President
                                          Senior Relationship Manager



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


                                             PARIBAS

                                             By: /s/ ROSINE K. MATHEWS
                                                --------------------------------
                                                   Name: Rosine K. Mathews
                                                   Title: Vice President

                                             By: /s/ LARRY ROBINSON
                                                --------------------------------
                                                   Name: Larry Robinson
                                                   Title: Vice President



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